SCHEDULE 14A INFORMATION
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ACI Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

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April 21, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of ACI Worldwide, Inc. to be held on Wednesday, June 10, 2009, at 8:30 a.m. EDT at the company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271.

Details of the business to be conducted at our 2009 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

You may have noticed changes in the way we are providing proxy materials to our stockholders in connection with our 2009 Annual Meeting. This year we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders under the U.S. Securities and Exchange Commission’s “notice and access” rules. Consequently, most stockholders will not receive paper copies of our proxy materials. We instead sent these stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2009 Proxy Statement and our Annual Report and vote via the Internet. The notice also included instructions on how you may receive a paper copy of your proxy materials. If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed. We believe that this new process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources.

Your vote is very important. Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Harlan F. Seymour
Chairman of the Board of Directors

ACI WORLDWIDE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 10, 2009

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of ACI Worldwide, Inc. will be held on Wednesday, June 10, 2009, at 8:30 a.m. EDT at the company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271. We are holding the meeting to:

1. Elect eight directors to our Board of Directors to hold office until the 2010 Annual Meeting of Stockholders; and

2. Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Our Board of Directors has fixed the close of business on April 13, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment. Each share of our common stock is entitled to one vote on all matters presented at the Annual Meeting.

By Order of the Board of Directors,

Dennis P. Byrnes
Secretary

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a completed proxy card. For more detailed information regarding how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled Voting Instructions beginning on page 1 of the Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card.

April 21, 2009

This Proxy Statement contains a report issued by the Audit Committee relating to certain of its activities during the three-month period ended December 31, 2007 (the “Transition Period”) and 2008, a report issued by the Compensation Committee relating to executive compensation during the Transition Period and 2008 and a chart titled “Company Stock Performance Graph.” Stockholders should be aware that under Securities and Exchange Commission rules, these committee reports and the stock price performance chart are not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced.

ACI WORLDWIDE, INC.

PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
to be held on June 10, 2009

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of ACI Worldwide, Inc. (the “Company”, “we”, “us” or “our”), of proxies to be used at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 10, 2009, at 8:30 a.m. EDT at the Company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York, 10271, and any postponement or adjournment. A copy of our annual report to stockholders, including our annual report on Form 10-K for the fiscal year ended December 31, 2008, which includes our financial statements for 2008 (the “Annual Report”), accompanies this Proxy Statement. Beginning on or about April 21, 2009, we made this Proxy Statement available to our stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2009

Our Proxy Statement and Annual Report are also available online at
www.proxydocs.com/aciw

Internet Availability of Proxy Materials

Under the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We instead sent these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote via the Internet. The Internet Availability Notice also included instructions on how to receive a paper copy of your proxy materials, if you so choose. If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed. We believe that this new process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources.

Voting Instructions

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank Minnesota, National Association (“Wells Fargo”), the Internet Availability Notice was sent directly to you by the Company. The Internet Availability Notice provides instructions on how to request printed proxy materials and how to access your proxy card which contains instructions on how to vote via the Internet or by telephone. For stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. The Internet and telephone voting facilities for stockholders of record will close at 5:00 p.m. EDT on June 8, 2009. If your shares are held in an account at a brokerage firm, bank, trust or other similar organization, like the vast majority of our stockholders, you are considered the “beneficial owner” of shares held in “street name” and the Internet Availability Notice was forwarded to you by that organization. You will receive instructions from your broker, bank, trustee or other nominee that must be followed in order for your broker, bank, trustee or other nominee to vote your shares per your instructions.

Revocability of Proxies

A holder of our common stock who has given a proxy may revoke it prior to its exercise either by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person. If you are a beneficial owner of our shares, you will need to contact your bank or brokerage firm to revoke any prior voting instructions.

Proxy Voting

Subject to any revocation as described above, all common stock represented by properly executed proxies will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted FOR each proposal described herein and, as to any other matter that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the same.

Record Date, Outstanding Shares and Quorum

Only holders of our common stock of record at the close of business on April 13, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 35,008,469 shares of our common stock issued and outstanding, excluding 5,813,047 shares of common stock held as treasury stock by the Company. Shares of common stock held as treasury stock are not entitled to be voted at the Annual Meeting. Each stockholder is entitled to one vote per share of common stock held on all matters to be voted on by our stockholders. Stockholders may not cumulate their votes in the election of directors. Unless the context requires otherwise, any reference to “shares” in this Proxy Statement refers to all shares of common stock entitled to vote at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum.

Proxy Solicitation

The Company will bear the expense of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to stockholders. Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We will reimburse such brokerage firms, banks, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials. We have retained Mediant Communications LLC to assist us with the distribution of proxies. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of the Company. No additional compensation will be paid to these individuals for any such services.

Abstentions and Broker Non-Votes

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present in person or by proxy at the Annual Meeting with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, we intend to treat abstentions in this manner. The effect of an abstention on the outcome of the voting on a particular proposal depends on the vote required to approve that proposal, as described in the “Vote Required” section below.

“Broker non-votes” are shares present by proxy at the Annual Meeting and held by brokers or nominees as to which (i) instructions to vote have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of shares present in person or by proxy at the

Annual Meeting with respect to a particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Vote Required

Election of a director requires the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at a meeting at which a quorum is present. The eight persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, abstentions will not affect the outcome of the voting on this proposal.

The inspector of elections appointed for the Annual Meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL

ELECTION OF DIRECTORS

Our Board currently consists of eight members. Our Board, as recommended by the Nominating and Corporate Governance Committee, has nominated for re-election as directors Alfred R. Berkeley, III, John D. Curtis, Philip G. Heasley, James C. McGroddy, Harlan F. Seymour, John M. Shay, Jr., John E. Stokely and Jan H. Suwinski, each to serve until the 2010 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected and qualified. We expect that each of the nominees will be available for election, but if any of them is unwilling or unable to serve as a candidate at the time the election occurs, it is intended that each share represented by proxy at the Annual Meeting will be voted for the election of another nominee to be designated by the Board to fill any such vacancy. Biographical information regarding each nominee is set forth below.

Nominees

Alfred R. Berkeley, III. Mr. Berkeley has been a director of the Company since September 2007. Mr. Berkeley currently serves as Chairman and Chief Executive Officer of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems, L.L.C., a block trading brokerage service. He also serves as Vice-Chairman of the National Infrastructure Advisory Council for the President of the United States. He serves as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation which makes candidate recommendations to the Secretary of Commerce. He was appointed Vice Chairman of the NASDAQ Stock Market Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Inc. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Inc. as a research analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as head of information services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Inc. to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He also served as a captain in the United States Air Force and a major in the United States Air Force Reserve. Mr. Berkeley holds a B.A. from the University of Virginia and received his M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Berkeley also served as a director of Webex Communications, Inc. which was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) in May 2007. Mr. Berkeley also served as a director of Kintera, Inc. (NASDAQ: KNTA) until May 2008 when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Berkeley served as a director of the National Research Exchange Inc., a registered broker dealer, until it ceased operations in December 2007. Mr. Berkeley serves as a director of several private companies. Mr. Berkeley is 64 years old.

John D. Curtis. Mr. Curtis has been a director of the Company since March 2003. Since August 2002, Mr. Curtis has provided legal and business consulting services to various clients. From July 2001 to July 2002, Mr. Curtis was General Counsel of Combined Specialty Corporation and a director of Combined Specialty Insurance Company, wholly-owned subsidiaries of Aon Corporation (NYSE: AOC). From November 1995 to July 2001, when Aon Corporation acquired the company, Mr. Curtis was President of First Extended, Inc., a holding company with two principal operating subsidiaries: First Extended Service Corporation, an administrator of vehicle extended service contracts, and FFG Insurance Company, a property and casualty insurance company. Mr. Curtis also serves as a director on one private company board. Mr. Curtis is 68 years old.

Philip G. Heasley. Mr. Heasley has been a director and our President and Chief Executive Officer since March 2005. Mr. Heasley has a comprehensive background in payment systems and financial services. From October 2003 to March 2005, Mr. Heasley served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services. Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003. Prior to joining First USA Bank, from 1987 until 2000, Mr. Heasley served in various capacities for U.S. Bancorp, including Executive Vice President, and President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley is also a director of Fidelity National Title Group, now known as Fidelity National Financial, Inc. (NYSE: FNF), and Tier Technologies, Inc. (NASDAQ: TIER). Mr. Heasley served as a director of Kintera, Inc. (NASDAQ: KNTA) until May 2008 when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Heasley also serves on the National Infrastructure Advisory Council and the board of Public Radio International. Mr. Heasley is 59 years old.

James C. McGroddy. Dr. McGroddy has been a director of the Company since September 2008. Dr. McGroddy, a self-employed consultant, was employed by International Business Machines Corporation from 1965 through 1996 in various capacities, including seven years as Senior Vice President of Research. Dr. McGroddy is Chairman of the Board of MIQS, Inc., a Colorado-based healthcare information technology company, Chairman of the Board of Advanced Networks and Service, Inc., a nonprofit corporation dedicated to advancing education by accelerating the use of computer networking applications and technology, and a member of the Board of Directors of Forth Dimension Displays Limited, a high resolution near to eye microdisplay supplier. Dr. McGroddy served as a member of the Board of Directors of Paxar Corporation (NYSE: PXR), a provider of merchandising systems for the retail and apparel industry, from January 1998 through June 2007. He is also a member of the U.S. National Academy of Engineering. Dr. McGroddy is 72 years old.

Harlan F. Seymour. Mr. Seymour has been a director of the Company since May 2002, and has served as Chairman of the Board since September 2002. Since 2001, Mr. Seymour has been the sole owner of HFS, LLC, a privately-held investment and business advisory firm. Mr. Seymour previously served as Executive Vice President of Envoy Corporation, which provides electronic processing services, primarily to the health care industry. Prior to taking his position with Envoy Corporation, Mr. Seymour’s business experience included being a partner in Jefferson Capital Partners, Ltd., serving as Executive Vice President and Chief Operating Officer of Trigon Blue Cross Blue Shield and serving as President and Chief Executive Officer of First Health Services Corporation. Mr. Seymour is also a director of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, and serves on its audit, governance and strategic planning committees. Mr. Seymour also serves as a director on two private company boards. Mr. Seymour is 59 years old.

John M. Shay, Jr. Mr. Shay has been a director of the Company since May 2006. Mr. Shay is a certified public accountant and is presently the President and owner of Fairway Consulting LLC, a business consulting firm. From 1972 through March 2006, Mr. Shay was employed by Ernst & Young LLP, a Big Four accounting firm offering audit, business advisory and tax services. From October 1984 to March 2006, Mr. Shay was an audit partner at Ernst & Young LLP. He also served as managing partner of the firm’s New Orleans office from October 1998 through June 2005. While with Ernst & Young LLP, Mr. Shay served as an adjunct auditing professor in the graduate business program of the A.B. Freeman School of Business at Tulane University for a period of approximately 10 years. Mr. Shay also serves as a director on a private company board. Mr. Shay is 61 years old.

John E. Stokely. Mr. Stokely has been a director of the Company since March 2003. Mr. Stokely is currently retired. From August 1999 through 2007, Mr. Stokely served as President of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries. From 1996 to August 1999, Mr. Stokely served as President, Chief Executive Officer and Chairman of the Board of Richfood Holdings, Inc., a publicly-traded Fortune 500 food retailer and wholesale grocery distributor, which merged with Supervalu Inc. (NYSE: SVU) in August 1999. Mr. Stokely is also a director of (i) Imperial Sugar (NASDAQ: IPSU), a sugar manufacturer, and (ii) Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment. Mr. Stokely served as a director of O’Charley’s Inc. (NASDAQ: CHUX), a casual dining restaurant company until March 12, 2008. Mr. Stokely is 56 years old.

Jan H. Suwinski. Mr. Suwinski has been a director of the Company since September 2007. Since 1996, Mr. Suwinski has been a Professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University in Ithaca, New York. Mr. Suwinski joined Corning Incorporated in 1965, holding a variety of management positions in Corning’s technology based businesses. From 1990 to 1996, he was executive vice president of the Opto Electronics Group and served as chairman of Siecor Corporation, a Corning joint venture with Siemens AG from 1992 to 1996. Mr. Suwinski holds an M.B.A. and B.M.E. from Cornell University. Mr. Suwinski is also a director of Tellabs, Inc. (NASDAQ: TLAB) and Thor Industries, Inc. (NYSE: THO). Mr. Suwinski also serves as a director on two private company boards. Mr. Suwinski is 67 years old.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

CHANGE IN FISCAL YEAR

Effective January 1, 2008, the Company changed its fiscal year end from September 30 to December 31 to align its sales contracting and delivery processes with those of its customers and to allow for more effective communication with the capital markets and investment community. The Company’s new fiscal year commenced January 1, 2008 and ended on December 31, 2008. Accordingly, in this Proxy Statement, we are providing certain information related to the three months ended December 31, 2007 (the “Transition Period”) in addition to the fiscal year ended December 31, 2008.

GENERAL INFORMATION
REGARDING OUR BOARD AND ITS COMMITTEES

Director Independence

The Company is governed by our Board of Directors. In accordance with our Corporate Governance Guidelines, at least a majority of our Board must consist of independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with the Company. Our Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ listing standards. In addition to applying these guidelines, our Board considers all relevant facts and circumstances in making an independence determination. With the exception of Mr. Heasley, our President and Chief Executive Officer (“CEO”), each of our directors is independent.

All members of the Board’s standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation.

Our Board held four meetings during the Transition Period with three of the Board meetings conducted as telephonic meetings. All of the directors attended at least 80% of the meetings of the Board and the Board committees on which they served. Our Board held 10 meetings during 2008 with five of the Board meetings conducted as telephonic meetings. All but one director who was a member of the Board during 2008 attended more than 80% of the meetings of the Board and the Board committees on which they served. During 2008, Mr. Berkeley attended 73% of the aggregate number of meetings of the Board and the committees on which he served. Our Board has adopted a policy that requires all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so. All of the directors serving as of June 10, 2008 attended our 2008 Annual Meeting of Stockholders.

Board Committees and Committee Meetings

Our Board has standing Audit, Compensation, Nominating and Corporate Governance and Technology Committees. The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. Additional information regarding the Audit Committee of our Board (the “Audit Committee”) is included in the “Report of the Audit Committee” below.

The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, and generally administers our equity award and stock option plans, including reviewing and granting stock options and other equity awards to our executive officers, but excluding the grant of stock option and other equity awards, if any, to independent directors. The Compensation Committee also reviews and determines various other Company compensation policies and matters. Additional information regarding the Compensation Committee of our Board (the “Compensation Committee”) is included in the “Compensation Discussion and Analysis” section and the “Compensation Committee Report” below.

The Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) reviews and reports to our Board on a periodic basis with regard to matters of corporate governance and assists our Board in fulfilling its responsibilities to assure that we are governed in a manner consistent with the interests of our stockholders. Additional information regarding the Corporate Governance Committee is included in the “Corporate Governance” section below.

On September 10, 2008, our Board established a Technology Committee. The Technology Committee reviews and provides oversight of and counsel on matters relating to technology and innovation and assists our Board in its guidance of our technology strategies. The Technology Committee consists of Board members and may also consist of management personnel. Members of the Technology Committee are recommended by the Corporate Governance Committee and appointed by our Board.

The table below provides meeting information for our Board and each of its committees during the Transition Period:

				Nominating and
				Corporate
Type of Meeting	Full Board	Audit	Compensation	Governance
In Person	1	1	0	0
Telephonic	3	4	1	0

Total Meetings in Transitional Period	4	5	1	0

The table below provides meeting information for our Board and each of its committees during 2008:

				Nominating and
				Corporate
Type of Meeting	Full Board	Audit	Compensation	Governance	Technology
In Person	5	5	5	6	3
Telephonic	5	4	6	1	0

Total Meetings in 2008	10	9	11	7	3

The table below provides membership information for each of the Board committees during the Transition Period and 2008:

Nominating and
Corporate
Name	Audit	Compensation	Governance	Technology
Alfred R. Berkeley, III	X	—	—	X
John D. Curtis	—	—	Chair	—
James C. McGroddy	—	—	—	Chair
Harlan F. Seymour	—	X	X	—
John M. Shay, Jr.	X	Chair	—	—
John E. Stokely	Chair	—	X	—
Jan H. Suwinski	—	X	—	—

DIRECTOR COMPENSATION

It is our Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director’s total compensation, and to create a direct linkage with corporate performance and stockholder interests, our Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in our common stock. We do not pay our employee directors for service on our Board in addition to their regular employee compensation.

The compensation program for independent directors has not changed since 2005. In 2008, our Board engaged Hewitt Associates LLP (“Hewitt”) to evaluate the competitiveness of our independent director compensation program. The Corporate Governance Committee reviewed Hewitt’s analysis of the level and mix of compensation paid to independent directors of the companies listed as peers for executive compensation purposes in the “Compensation Discussion and Analysis” section below. After considering the competitive information, trends in compensation for independent directors in general, the workload carried by our Board, and the difficulty of recruiting and retaining highly qualified independent directors, the Corporate Governance Committee determined that the existing program meets the Company’s needs. The Corporate Governance Committee reviews our independent director compensation program annually.

Cash Compensation

Our independent director compensation program provides that each independent director receives a $10,000 quarterly retainer fee. The chairman of the Board receives an additional $5,000 quarterly retainer fee. The chairman of the Audit Committee receives an additional $2,500 quarterly retainer fee and other independent directors who serve on the Audit Committee receive an additional $1,000 quarterly retainer fee. Each Board committee chairman, other than the chairman of the Audit Committee, receives an additional $1,250 quarterly retainer fee and independent directors who serve on Board committees, other than the Audit Committee, receive an additional $750 quarterly retainer fee for service on each committee. Each independent director receives $2,000 for each Board or Board committee meeting attended in person and $1,000 for each Board or Board committee meeting attended by telephone. All directors are reimbursed for expenses incurred in connection with attendance at Board and Board committee meetings and our annual meetings of stockholders.

Equity-Based Compensation

Our independent directors are typically granted an award of stock options upon commencing service as a director of the Company and an annual equity award grant thereafter. Such grants are made at the discretion of our Board based on the recommendations of its Corporate Governance Committee. Director equity awards are provided pursuant to the terms of our 2005 Equity and Performance Incentive Plan, as amended (the “2005 Incentive Plan”). Commencing in 2008, each director was provided the opportunity to choose the form of his annual equity award. A director could choose to receive non-qualified options to purchase shares of our common stock or one-half as many shares of restricted stock. The two-to-one proportion of stock options to shares of restricted stock reflects the relative Black-Scholes value of a non-qualified stock option (approximately 50% of a value of a share of common stock) on the date of grant. Accordingly, each award choice represented the same aggregate value on the date of grant. Director equity awards vest on the earlier to occur of (1) the date which is one year following the date of grant, and (2) the day immediately prior to the date of the next annual meeting of our stockholders occurring following the date of grant. The independent directors’ equity awards provide for accelerated vesting upon the director’s death or disability or upon a change-in-control of the Company. In the case of non-qualified stock options, the exercise price equals the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

On June 11, 2008 (the grant date), our independent directors were each provided the right to choose between 10,000 stock options with an exercise price equal to $16.99, and (2) 5,000 shares of restricted stock. Each independent director elected to receive his equity award in the form of stock options. In connection with Dr. McGroddy’s election to our Board on September 10, 2008, pursuant to the 2005 Incentive Plan, we granted him a non-qualified option to purchase 10,000 shares of our common stock with an exercise price equal to $19.31. Future equity awards will be granted at the discretion of our Board based on the recommendations of its Corporate Governance Committee which recommendations are based on continued evaluations of the competitive assessment of our independent director compensation and the level of Board and committee responsibilities and time commitments.

Director Summary Compensation Table

The table below summarizes the compensation we paid to our independent directors during the Transition Period and during the fiscal year ended December 31, 2008.

Director Summary Compensation Table(1)

		Fees Earned or	Option
		Paid in Cash	Awards(3)	Total
Name(2)		($)	($)	($)
(a)	Period	(b)	(d)	(h)

Alfred R. Berkeley, III	2008	68,500	129,456	197,956
	Transition Period	22,000	47,368	69,368
John D. Curtis	2008	73,000	123,774	196,774
	Transition Period	16,250	44,000	60,250
James C. McGroddy(4)	2008	34,500	37,941	72,441
	Transition Period	—	—	—
Harlan F. Seymour	2008	109,000	123,774	232,774
	Transition Period	22,500	44,000	66,500
John M. Shay, Jr.	2008	93,000	123,774	216,774
	Transition Period	24,250	44,000	68,250
John E. Stokely	2008	91,000	123,774	214,774
	Transition Period	24,250	44,000	68,250
Jan H. Suwinski	2008	69,000	129,456	198,456
	Transition Period	15,750	47,368	63,118

(1)	Columns (c), (e), (f) and (g) to this table entitled “Stock Awards”, “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Compensation Earnings” and “All Other Compensation”, respectively, have been omitted because no compensation is reportable thereunder.

(2)	Philip G. Heasley, our President and CEO, is not included in this table as he is an employee of the Company and thus, receives no compensation for his service as a director. The compensation received by Mr. Heasley as an employee of the Company is shown in the “Summary Compensation Table” in the “Executive Compensation” section below.

(3)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the Transition Period and the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and thus, may include amounts from awards granted in and prior to the Transition Period or 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown reflect our accounting for these awards and do not correspond to the actual value that will be realized by the independent director. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report. The grant date fair value of the options granted to our independent directors on June 11, 2008 was $8.34 each with an aggregate grant date fair value for all options granted to our independent directors on June 11, 2008 of $500,538. The grant date fair value of the options granted to Dr. McGroddy on September 10, 2008 was $9.28 with an aggregate grant date fair value for all options granted to Dr. McGroddy on September 10, 2008 of $92,819. The following table sets forth each independent director’s aggregate number of option awards outstanding as of December 31, 2008:

	Vested	Unvested	Aggregate
	Stock	Stock	Stock
Name	Option Awards	Option Awards	Option Awards

Alfred R. Berkeley, III	10,000	10,000	20,000
John D. Curtis	52,000	10,000	62,000
James C. McGroddy(4)	0	10,000	10,000
Harlan F. Seymour	56,000	10,000	66,000
John M. Shay, Jr.	20,000	10,000	30,000
John E. Stokely	52,000	10,000	62,000
Jan H. Suwinski	10,000	10,000	20,000

(4)	James C. McGroddy was appointed to our Board of Directors on September 10, 2008. Accordingly, compensation information for 2008 reflects less than full-year amounts.

Independent Director Stock Ownership Guidelines

In order to further link the interests of our Board to the upward and downward movements of our common stock that our stockholders experience, in September 2007, the Corporate Governance Committee adopted stock ownership guidelines which provide that each of our independent directors should have equity positions in the Company with a value equal to four times the annual retainer amount for his Board position(s). Direct and indirect stock ownership, including the vested in-the-money portion of any stock options held by the independent director, will be included in determining each independent director’s equity position. Each independent director has five years from the adoption of the stock ownership guidelines, or from election to our Board, whichever is later, to achieve the target ownership levels. Failure to achieve the target ownership levels within the applicable five-year period means that the individual director will not be eligible for any equity awards until he achieves compliance.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. Our Board has a standing Nominating and Corporate Governance Committee (“Corporate Governance Committee”) which operates pursuant to a charter. The full text of the Nominating and Corporate Governance Committee charter is published on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section. During the Transition Period and 2008, the members of the Corporate Governance Committee consisted of Messrs. Curtis, Seymour and Stokely, each of whom is “independent” as defined in Rule 4200(a) of the NASDAQ listing standards.

The Corporate Governance Committee regularly monitors corporate governance developments and reviews our policies, processes and procedures in light of these developments to ensure that the Company and our Board adhere to “best practices” in this arena. The Corporate Governance Committee also provides advice to our Board with respect to:

•	Board organization, membership and function;

•	Compensation of our directors, including their compensation for service on committees of our Board;

•	Board committee structure, membership and purpose;

•	Our Corporate Governance Guidelines;

•	Oversight of our policies and positions regarding significant stockholder relations issues;

•	Evaluation of, and successor planning for, our CEO and other executive officers; and

•	Other matters relating to corporate governance and the rights and interests of our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure that our Board follows practices and procedures that serve our best interests and the best interests of our stockholders. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to our Board regarding any changes. These guidelines address, among other things, the following topics:

•	Performance assessments of our Board and its committees;

•	Composition and independence of our Board and its committees;

•	Director orientation and continuing education;

•	Policy on directors that change corporate affiliations; and

•	Management responsibilities and Board access to management.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers (including our principal executive officer, principal financial officer, principle accounting officer and controller) and employees. We have also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, our Chief Financial Officer, our Chief Accounting Officer, Controller, and persons performing similar functions. The full text of both the Code of Business Conduct and Ethics and Code of Ethics is published on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section. We intend to disclose future amendments to, or waivers of, certain provisions of the Code of Business Conduct and Ethics and the Code of Ethics relating to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Director Nomination Process

The role of the Corporate Governance Committee includes identifying, evaluating and recommending director candidates to our Board. The Corporate Governance Committee continues to consider director candidates and takes into consideration the following criteria in selecting and evaluating director candidates:

•	Independent Directors. Our Board should include at least enough independent directors (as determined by NASDAQ rules and applicable laws and regulations) to satisfy the independent director requirements of such rules, laws and regulations.

•	Other Directors. Subject to the right of the Corporate Governance Committee and our Board to decide otherwise when appropriate, our CEO generally should be a director. Additionally, depending on the circumstances, certain other members of management, as well as individuals having relationships with the Company that prevent them from being independent directors, may be deemed to be appropriate members of our Board.

•	General Criteria for Each Director. Candidates for positions on our Board should possess certain qualities. In particular, a director should:

•	be an individual of the highest character and integrity;

•	be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the Company; and

•	have the capacity and desire to represent the balanced, best interests of our stockholders as a whole.

In addition to the foregoing general criteria, the Corporate Governance Committee may consider specific criteria relating to the skills, experience, particular areas of expertise, specific backgrounds and other characteristics that may enhance the effectiveness of our Board and its committees.

All of the current nominees for director are incumbent directors serving on our existing Board. The Corporate Governance Committee based its decision to re-nominate these incumbent directors on its consideration of each individual’s contributions, including the value of his experience as a director, the current composition of our Board and its committees, the availability of other potential director nominees and the Company’s needs.

Stockholder Recommendations for Director Nominees

The Corporate Governance Committee considers stockholder recommendations for candidates for our Board furnished to the Company as set forth below in the section entitled “Stockholder Communications with our Board.”

The Corporate Governance Committee did not receive, by a date not later than the 120th calendar day before the date we released our proxy statement to our stockholders in connection with our 2008 Annual Meeting of Stockholders, a recommended nominee for election at this Annual Meeting, from a stockholder that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date the recommendation was made, or from a group of security holders that beneficially owned, in the aggregate, more than 5% of our outstanding common stock, with each of the securities used to calculate that ownership held for at least one year as of the date the recommendation was made.

Stockholder Nomination Process

On December 12, 2008, our Board amended our Bylaws to make certain modifications to the stockholder nomination process. Pursuant to our Bylaws, as amended, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been received by the Secretary of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders. Previously, our Bylaws set forth an advance notice window for stockholder director nominations of not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders.

Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder is a holder of record of our common stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made, (iv) a description of all arrangements or understandings between or among the stockholder, the beneficial owner on whose behalf the notice is given and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) whether the stockholder or the beneficial owner on whose behalf the nomination is made intend to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our common stock entitled to vote required to elect the nominee(s).

The amendments to our Bylaws adopted by our Board in December 2008, clarified that in addition to the name and address of the stockholder making the nomination, as they appear on the Company’s books, the notice must also include the name and principal business address of all (A) persons controlling, directly or indirectly, or acting in concert with, such stockholder, (B) beneficial owners of shares of stock of the Company owned of record or beneficially by such stockholder (with the term “beneficial ownership” as used herein to have the meaning given to that term in Rule 13d-3 under the Securities Exchange Act (the “Exchange Act”)) and (C) persons controlling, controlled by, or under common control with, any person specified in the foregoing clause (A) or (B) (with the term “control” as used herein to have the meaning given to that term in Rule 405 under the Securities Act of 1933, as amended) (any such person or beneficial owners set forth in the foregoing clauses (A), (B) and (C) shall be a “Stockholder Associated Person” for purposes of Bylaw 14(c)).

These amendments to our Bylaws also added requirements that the stockholder notice disclose (i) any derivative positions related to any class or series of securities of the Company held or beneficially held by the stockholder and each Stockholder Associated Person (as defined above); and (ii) whether and the extent to which any hedging, swap or other transactions or series of transactions have been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associated Person with respect to any shares of stock of the Company.

Our amended Bylaws also provide that, if the Board so requires, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the identity, background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in the questionnaire, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Secretary of the Company did not receive written notice from any stockholder regarding an intention to make a nomination.

Stockholder Communications with our Board

Communications from stockholders to our Board, including stockholder director recommendations as well as stockholder proposals submitted in accordance with the procedure described below in the section entitled “Stockholder Proposals,” may be delivered to the Secretary of the Company at the Company’s principal executive office located at 120 Broadway, Suite 3350, New York, New York 10271, sent via e-mail to grp-ACI-directors@aciworldwide.com or via telephone to (402) 778-2183. These communications will be received by the Secretary of the Company, who will forward them to the appropriate members of our Board.

REPORT OF THE AUDIT COMMITTEE

During the Transition Period and 2008, the members of the Audit Committee consisted of Messrs. Berkeley, Shay and Stokely. At all times during the Transition Period and 2008, each of the directors that served on the Audit Committee was “independent” as defined in Rule 4200(a) of the NASDAQ listing standards. Our Board determined that each of the members met the NASDAQ regulatory requirements for financial literacy and that Mr. Stokely and Mr. Shay are “audit committee financial experts” as defined under SEC rules.

The Audit Committee operates pursuant to a charter (the “Audit Committee Charter”) approved and adopted by our Board. Our Board amended the Audit Committee Charter on March 2, 2009. A copy of the Audit Committee Charter is available on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section.

The Audit Committee, on behalf of our Board, oversees the Company’s financial reporting process as more fully described in the Audit Committee Charter. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial principles, internal controls over financial reporting and compliance with laws and regulations and ethical business standards. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditor.

The Company’s independent auditor, KPMG LLP (“KPMG”), is responsible for performing independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. In fulfilling its oversight responsibilities, the Audit Committee (i) reviewed and discussed the audited financial statements and the footnotes thereto in the Company’s annual report on Form 10-K for 2008 with management and KPMG, and (ii) discussed with management and KPMG the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements with management and KPMG. The Audit Committee discussed with the Company’s internal auditors and KPMG, with and without management present, their evaluations of the Company’s internal accounting controls and reviewed with management the basis for management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Company’s independent auditor is responsible for expressing opinions on (i) the conformity of the Company’s audited financial statements, in all material respects, to accounting principles generally accepted in the U.S., and (ii) the effectiveness of the Company’s internal controls over financial reporting. The independent auditor has full and free access to the Audit Committee. The Company’s independent auditor has expressed the opinion that the Company’s audited financial statements conform, in all material respects, to accounting principles generally accepted in the U.S. The Audit Committee reviewed and discussed with the independent auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent auditor under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee discussed with the Company’s independent auditor its independence from management and the Company, and received from them the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for 2008 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

John E. Stokely, Chairman
Alfred R. Berkeley, III
John M. Shay, Jr.

INFORMATION REGARDING OUR INDEPENDENT AUDITOR

KPMG served as our independent auditor for the year ended December 31, 2008. We initially engaged KPMG to serve as our independent auditor on May 29, 2002. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement should they so desire and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees paid or payable relating to the audit of the quarterly consolidated financial statements for the Transition Period, the audit of the 2008 and fiscal 2007 annual consolidated financial statements and the fees incurred for other services during 2008, the Transition Period and fiscal 2007.

Fee Category	2008	Transition Period	Fiscal 2007
	($)
Audit Fees	3,674,148	839,780	3,792,000
Audit Related Fees	0	0	31,000
Tax Fees	132,526	30,000	30,000
Other Fees	0	0	0
Total Fees	3,806,674	869,780	3,853,000

Audit Fees.  This category represents the aggregate fees paid or payable to KPMG for professional services rendered for the audit of the Company’s consolidated financial statements for the Transition Period and the audit and quarterly reviews of the Company’s annual consolidated financial statements for 2008 and fiscal 2007 and the audit of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2008 and September 30, 2007 in accordance with the standards of the Public Company Accounting Oversight Board.

Audit-Related Fees.  This category represents the aggregate fees billed by KPMG for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” for 2008, the Transition Period or fiscal 2007.

Tax Fees.  This category represents the aggregate fees billed by KPMG for tax-related services rendered to the Company for 2008, the Transition Period and fiscal 2007 which related primarily to tax compliance projects, including assistance in the preparation of (i) tax credit calculations and (ii) assistance with tax audit matters.

All Other Fees.  As noted above, there were no other fees billed by KPMG for services rendered to the Company during 2008, the Transition Period or in fiscal 2007, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered whether the provision of the services by KPMG, as described above in “Tax Fees” is compatible with maintaining the independent auditor’s independence.

Pre-Approval of Audit and Non-Audit Services

We have adopted policies and procedures for pre-approval of all audit and non-audit services to be provided to us by our independent auditor and its member firms. Under these policies and procedures, all audit and non-audit services to be performed by our independent auditor must be approved by the Audit Committee. A proposal for audit and non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of our independent auditor are also required. Any engagement letter relating to a proposal must be presented to the Audit Committee for review and approval, and the Chairman of the Audit Committee may sign, or authorize an officer to sign, such engagement letter.

All services provided by our independent auditor in the Transition Period and in 2008 were pre-approved by the Audit Committee.

INFORMATION REGARDING SECURITY OWNERSHIP

The following tables set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by (i) each of our directors, (ii) each of our executive officers named in the “2008 Summary Compensation Table” below, (iii) all of our executive officers and directors as a group, and (iv) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock. The percentages in these tables are based on 35,008,469 outstanding shares of common stock as of March 31, 2009 exclusive of 5,813,047 shares of common stock held as treasury stock by the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of March 31, 2009, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by (i) each of our directors, (ii) each of our executive officers named in the “Summary Compensation Table” below and (iii) all of our executive officers and directors as a group. No family relationships exist among our directors and executive officers.

		Number of Shares Subject to
	Number of	Currently Exercisable	Total Shares
	Shares Directly	Options or Which May be	Beneficially
Beneficial Owner	Owned(1)	Acquired Within 60 Days(2)	Owned	Percent

Philip G. Heasley	257,391	640,000	897,391	2.56%
David N. Morem	49,490	59,254	108,744	*
Craig A. Maki	1,875	68,254	70,129
Harlan F. Seymour	4,000	56,000	60,000	*
John E. Stokely	2,000	52,000	54,000	*
John D. Curtis	2,000	52,000	54,000	*
Jan H. Suwinski	30,000	10,000	40,000	*
Mark R. Vipond(3)	36,566 (4)	—	36,566	*
Alfred R. Berkeley, III	13,930	10,000	23,930	*
John M. Shay, Jr.	3,000	20,000	23,000	*
Scott W. Behrens	17,889	3,750	21,639	*
Richard N. Launder(3)	10,655 (5)	—	10,655	*
James C. McGroddy	4,000	—	4,000
Henry C. Lyons(3)	481	—	481	*
All Directors and Executive Officers as a group (17 persons)(6)	548,977	1,143,887	1,692,864	4.84%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Includes shares of restricted stock subject to certain restrictions on transfer and subject to forfeiture prior to vesting. For Mr. Morem, this amount includes 41,225 shares of restricted stock and for Mr. Behrens, this amount includes 16,875 shares of restricted stock. The total for all directors and executive officers as a group includes 137,175 shares of restricted stock.

(2)	Includes shares issuable upon exercise of vested stock options as of 60 days following March 31, 2009 (May 30, 2009).

(3)	Mr. Launder resigned from the Company effective February 28, 2009, Mr. Vipond resigned from the Company effective August 31, 2008 and Mr. Lyons resigned from the Company effective February 29, 2008. The information related to the number of shares directly owned by Messrs. Launder, Vipond and Lyons is based on our records as of the date of the individual’s resignation.

(4)	Includes 449 shares held by Mr. Vipond’s spouse for which he disclaims beneficial ownership.

(5)	Includes 1,600 shares held by Mr. Launder’s spouse for which he disclaims beneficial ownership.

(6)	The amounts reflected in this row include the share ownership information for Messrs. Vipond and Lyons because both are deemed to be Named Executive Officers (as defined below) for 2008 even though neither was employed by the Company as of December 31, 2008.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

	Number of
Beneficial Owner	Shares(1)	Percent

Waddell and Reed Investment Management Co.	7,005,974	20.01%
6300 Lamar Avenue, Overland Park, KS 66202
RS Investment Management Co. LLC	5,367,479	15.33%
388 Market Street, Suite 1700, San Francisco, CA 94111
Capital Research Global Investors	2,827,400	8.08%
333 South Hope Street, Los Angeles, CA 90071
Barclays Global Investors NA	2,007,837	5.74%
400 Howard Street, San Francisco, CA 94105

(1)	The number of shares in this table is based on reporting from NASDAQ Online as of April 15, 2009, based on the Schedule 13G and 13F filings filed with the SEC as of such date. The Company is not aware of any additional filings by any person or company known to beneficially own more than 5% of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the common stock. Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the common stock during or with respect to the Transition Period and 2008 were filed on time.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2008, certain information related to our compensation plans under which shares of our common stock are authorized for issuance:

Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,569,671	$21.69	2,768,429 (1)
Equity compensation plans not approved by security holders	—	$—	—

Total	3,569,671	$21.69	2,768,429

(1)	Includes shares remaining available for future issuance under the 1999 Stock Option Plan, as amended, and the 2005 Incentive Plan, as amended. This number reflects shares reserved for issuance in connection with performance share awards under the 2005 Incentive Plan outstanding as of December 31, 2008 based on the targeted award amounts. The 1999 Option Plan expired on February 23, 2009 and upon expiration, 281,812 shares available for future issuance under that plan also expired and are no longer available for future issuance. Expiration of the 1999 Option Plan did not affect any options outstanding under the plan immediately prior to expiration thereof.

COMPENSATION DISCUSSION AND ANALYSIS

Change in Fiscal Year

Included in this Compensation Discussion and Analysis and in the section entitled “Executive Compensation” is a description of the compensation received by executive officers who are identified in the “Summary Compensation Table” below (the “Named Executive Officers”) for the year ended December 31, 2008. On February 23, 2007, our Board of Directors approved a change in our fiscal year end from September 30 to December 31. In connection with our changed fiscal year, we have included in this Proxy Statement certain compensation information for the three months ended December 31, 2007 which is also referred to as the “Transition Period”.

Overview

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles and decision making process. It discusses the determinations of the Compensation Committee of our Board of Directors (the “Committee” for purposes of this discussion and analysis) of how and why, in addition to what, compensation actions were taken for our Named Executive Officers. Our discussion is organized as follows:

•	Executive Officer Compensation Philosophy. This section contains our compensation philosophy and objectives with respect to our executive officers.

•	Elements of Executive Officer Compensation. This section details each element of the compensation we provide to our executive officers, describes the key features and how each element furthers our compensation philosophy and the relevant decisions made for the Transition Period and 2008.

•	Determining Compensation. This section contains a discussion of the roles of the parties included in the process of determining executive officer compensation.

•	Analysis of Named Executive Officer Compensation. This section focuses on the compensation provided to each Named Executive Officer during the Transition Period and 2008.

•	Analysis of 2008 Incentive Compensation Programs. This section contains details of the cash-based and equity-based incentive compensation programs pursuant to which we granted Named Executive Officers awards during the Transition Period and 2008.

•	Equity Policies. This section describes our equity policies, including our stock ownership guidelines and our equity award granting policy.

•	Tax and Accounting Implications. This section explains our practices with respect to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and the deductibility of compensation paid to executive officers as well as our accounting practices for share-based compensation awards under FASB Statement 123R, “Share-Based Payments”.

•	Employment Agreements with Named Executive Officers. This section contains a description of the material terms of our employment agreements with certain Named Executive Officers.

Executive Officer Compensation Philosophy

Our executive compensation programs promote our compensation philosophy of pay for performance and strengthen our ability to attract and retain highly qualified executives. In order to implement our pay for performance philosophy, we place a significant portion of our executive officer compensation “at-risk” so that the level of “at risk” compensation actually earned by the executive depends on the Company’s performance against specified financial, operational and strategic goals and objectives. In particular, we design our executive compensation programs to create incentives that promote short-term profitability and long-term value growth for our stockholders. To be successful, we must attract talent globally from the information technology, software development and services and financial payments markets. Accordingly, we strive to design executive compensation programs that are competitive in these industries as well as across a broader spectrum of companies of comparable size and complexity in local and global markets.

We compensate our executive officers with a mix of base salary, variable cash incentives and long-term equity incentives. Base salary is designed to provide a market competitive level of pay for each executive based on the executive’s level within the organization and the executive’s geographical location. Variable cash and long-term equity incentives are designed to reward executives for their contributions to the Company’s performance. Executive officer contributions are measured based on achievement of performance targets that correlate to increasing the market success of the business and stockholder value. These performance targets align our executives’ incentives with the long-term and short-term interests of our stockholders. In aggregate, our programs support executive recruitment and retention and reward our executives for short-term operational performance while creating an incentive for future performance.

Elements of Executive Compensation

Our executive compensation programs consist of the following key elements:

Performance
Element of Compensation	Form of Compensation	Purpose	Based
Cash and Short-Term Variable Compensation:
- Base Salary	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	No
- Executive Management Incentive Compensation Program	Cash	Encourages an executive officer’s contribution to, and rewards an executive officer for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive officer	Yes
Long-Term Incentive Compensation:
- Stock Option Awards	Equity	Rewards long-term Company performance, links an executive officer’s incentives to our stockholders’ interests in increasing stockholder value and provides executive officers with incentives to stay with the Company	Yes
- Restricted Stock	Equity	Provides executive officers with an immediate “ownership” interest that can be realized only by remaining with the Company through a vesting period which provides executive officers with incentives to stay with the Company and aligns executive officers’ rewards with increases in stockholder value	No
Health, Retirement and Other Benefits:	Participation in benefit plans generally available to our employees, including, employee stock purchase plan, 401(k) retirement plans, life, health and dental insurance and short and long-term disability plans	Provides broad-based market competitive employee benefits program	No

Performance
Element of Compensation	Form of Compensation	Purpose	Based
Perquisites:	Any benefits not disclosed above are part of our standard practices for a particular geographic location or required to address special circumstances such as relocations	Compliance with local laws or cultural norms outside of the U.S.	No
Change-in-Control Benefits:	Eligibility to receive a combination of cash, equity and other benefits in the event of termination of employment after a change-in-control of the Company	Preserves productivity, avoids disruption and prevents attrition during a period when we may be involved in a change-in-control transaction and motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment	No

To implement our pay for performance philosophy, we target total cash compensation for executives at or below the median of relevant market levels for the respective position. We generally target base salary levels for our executive officers at or below market median levels with annual short-term variable cash incentives tied to specific and measurable performance goals that are important to the Company’s success and targeted to pay out at or above market median levels when performance goals are achieved or exceeded. This strategy results in placing a greater level of total cash compensation at risk than is typical in the market. With respect to equity incentives, we strive to grant our executive officers long-term equity incentives with a targeted grant-date value equal to the value of long-term incentives for the 65th percentile of the competitive market data for each position while also considering the degree of direct responsibility the executive officer has for corporate results, dilution and the expense associated with the equity award. As a result of our pay for performance philosophy, base salary typically comprises a smaller percentage of the total compensation of our executive officers.

In addition, depending on the location of the executive officer, an executive officer’s compensation, including the allocation between base salary, variable compensation and equity, may be adjusted to ensure competitiveness with local or regional practices. Local and regional competitive practices are identified and determined based on local or regional market compensation surveys provided by our independent compensation consultants and our internal global human resources and recruiting departments. The international comparative data typically includes additional sources outside of our United States peer group companies. This process recognizes that we are a global company and must attract our executives from a worldwide talent pool. For instance, one of our Named Executive Officers is located in, and a resident of, England, and he is provided with a car allowance that is consistent with our standard practices within the region and the local competitive practices. We do not provide such car allowances to our U.S. executives at the same level.

Current and Variable Cash Compensation

Base Salary.  Each executive officer’s base salary, except our Chief Executive Officer’s (“CEO”), is based on the recommendation of our CEO to the Committee. These recommendations consider competitive market assessments prepared by our independent compensation consultant. Other business factors used by the CEO in formulating base salary recommendations include the Company’s operating budget, a desire to phase in compensation changes over more than one fiscal year, relative levels of cash incentive and long-term equity compensation, the performance of a particular executive officer or his business unit in relation to established strategic plans, long-term potential of the executive officer to contribute to our financial position, retention concerns, if any, for individual executives, and the overall operating performance of the Company.

Mr. Heasley’s compensation and the terms of his employment are set forth in his employment agreement, as amended, which agreement is discussed in further detail below in the section entitled “CEO Employment Agreement”. The initial compensation established by the Committee for Mr. Heasley included base salary, on-target cash incentive compensation and equity compensation. The Committee initially set the CEO’s on-target incentive compensation at 100% of his base salary to directly tie a significant portion of his potential total annual compensation to the performance of the Company and the achievement of financial and strategic objectives and also linked 40% of Mr. Heasley’s initial equity compensation to the market performance of our common stock. The Committee reviews Mr. Heasley’s compensation, including his base salary and on-target incentive compensation, and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers’ compensation. The Committee considers competitive data provided by our independent compensation consultant, the performance of the Company and progress on operational and strategic goals in this review. Information regarding the results of the 2008 review of Mr. Heasley’s compensation along with details regarding the compensation for our Named Executive Officers during the Transition Period and 2008 is set forth below under “Analysis of Named Executive Officer Compensation” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Variable Cash Incentive Compensation.  Our variable cash incentive program is known as our Management Incentive Compensation (“MIC”) program. Our MIC program is generally available to employees at or above the director level (e.g. one level below a vice president) and provides variable cash awards for business and individual performance during a 12-month performance period. The MIC program is designed to encourage an executive’s contribution to, and reward an executive for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive.

In January 2008, the Committee adopted the Executive Management Incentive Compensation Plan (the “Executive MIC Plan”), which was approved by our stockholders on June 10, 2008. Awards under the Executive MIC Plan are only available to our executive officers. The Executive MIC Plan is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee believes that it is in the best interests of the Company and its stockholders to ensure that bonuses to be paid to executive officers are deductible by the Company for federal income tax purposes.

All MIC awards granted in 2008 to our executive officers, including our Named Executive Officers, were granted pursuant to the Executive MIC Plan. Annual MIC awards granted under the Executive MIC Plan that are intended to qualify as performance-based compensation may not be adjusted upward and the maximum aggregate amount granted or credited to any one participant in a plan year may not exceed $3,000,000, determined as of the date of payout.

The 2008 MIC program, for both employees and executive officers, included bonus opportunities based on semi-annual targets. Prior year MIC programs provided for quarterly bonus opportunities; however, based on a review of comparative data provided by the Committee’s independent compensation consultant, the Committee determined that in order to conform to best practices for cash incentive plans we should transition the payout of MIC awards from quarterly payouts to annual payouts. In order to transition this change in our MIC award payout structure, the 2008 MIC program was structured to provide semi-annual payouts with the goal of completing the transition to annual MIC award payouts in 2009.

Our CEO recommends MIC target awards for each executive officer, excluding himself, to the Committee. The CEO’s recommendations are derived from competitive assessments provided by independent compensation consultants and general market data and compensation surveys provided by internal compensation resources within our Human Resources department.

During 2008, an executive’s MIC target award for a 12-month period was separated into three bonus opportunities with two of the bonus opportunities each equal to 40% of the total target award and one of the bonus opportunities equal to 20% of the total target award. Payment of two of the three bonus opportunities was based on achievement of semi-annual performance targets. MIC plans included semi-annual targets and payouts to correlate the timing of reward payouts with the achievement of business results. The semi-annual payouts also help to provide our executives the incentive to achieve short-term financial goals related to revenue, sales, backlog and expenses that are intended to ultimately drive longer-term increases in stockholder value.

Payment of the third and final 20% of the bonus opportunity was based on the achievement of specific business objectives for the executive officer, or individual business objectives (“IBOs”), that support the MIC performance targets. The MIC program incorporated IBOs to confirm that each member of executive management individually contributed to the overall success of the Company as measured on a short-term basis. IBOs included, for instance, objectives related to implementation of treasury, investment relations, product initiatives and other corporate strategies, establishment of, or improvement to, Company policies and processes, achievement of reductions in specified expenses, expansion of specified products into new identified markets as well as other objectives tailored to the individual executive officer. The IBOs for all executive officers, other than our CEO, were established or approved by our CEO in consultation with the individual executive officer. Failure of an executive to achieve any of his IBOs results in the reduction of the executive’s third MIC bonus payment. In the case of the CEO, the Board establishes certain internal planning and management objectives for the CEO each year in connection with the annual evaluation of the CEO’s performance, and therefore, the CEO does not have specific IBOs incorporated into his MIC plan. Rather, the CEO’s third bonus opportunity is based solely on the achievement of the annual performance metrics’ targets.

Our MIC program provides for payments ranging from 0% of the applicable bonus opportunity, if the threshold performance levels are not attained, to 200% of the applicable bonus opportunity, if all performance is at or above the levels established to qualify for maximum payouts. Payments for performance between the threshold and maximum levels are interpolated based on the level of performance achieved. Unless otherwise set forth in the applicable individual MIC plan, performance attainment levels of the targeted performance objectives range from 91% to 108.33% and correspond to payment levels ranging from 10% to 200% of the target bonus opportunity.

Individualized MIC plans are established for our executive officers as part of the Company’s review of its strategic plan and establishment of its annual operating budget. Performance metrics and related targets for our executive officers include a mix of Company-level, segment-level and business unit financial metrics and are individually tailored to include the important factors under the executive’s control. The performance metrics for our executive officers are all performance metrics set forth in the Executive MIC Plan approved by our stockholders. The Committee approves the MIC plans and the performance metrics, including IBOs, if applicable, for each executive officer and our CEO.

The Committee retains the right at any time to: (1) amend or terminate an individual executive’s MIC plan, in whole or in part, (2) revoke any eligible executive’s right to participate in the MIC program, and (3) make adjustments to targets.

Information about the MIC awards earned by our Named Executive Officers during the Transition Period and 2008 is set forth below under “Analysis of Named Executive Officer Compensation” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Long-Term Incentive Compensation

Our long-term incentive program (“LTIP”) provides for the grant of equity awards and is available to only a select group of senior management members, including executive officers, whose responsibilities and decisions directly impact business results. In each case, an executive officer’s LTIP award is consistent with other Company executives at a similar level. Including equity awards in the compensation package of our executive officers is beneficial in aligning management and stockholder interests, and consequently increasing stockholder value because the value of equity awards is directly tied to the value of our stock providing award recipients with incentives to increase the value of our stock. While our CEO may recommend grants of equity awards for executive officers, the Committee must approve all equity-based awards granted to our employees.

The mix of equity awards is generally reviewed and adjusted by the Committee each year in consideration of data provided by independent compensation consultants combined with a review of the Company’s performance and business goals. The combination of stock option and other equity award grants to an executive officer is considered in the analysis of the executive officer’s overall compensation package based on market competitiveness and a review of the executive officer’s ability to contribute to increases in stockholder value. The Committee also takes into consideration the expense to the Company associated with equity awards. Generally, the Committee targets LTIP equity awards at a value equal to the 65th percentile of competitive market data.

Form of LTIP Award.  In prior fiscal years, the Committee granted performance share awards as part of LTIP. Performances shares are earned, if at all, based on the achievement over a specified period of performance goals related to certain performance indicators and once earned, are paid out in shares of our common stock. In 2008, the Committee elected not to grant performance shares as part of the 2008 LTIP. Rather, the Committee decided to provide the group of senior management eligible for LTIP awards, including our Named Executive Officers, the right to choose the form of LTIP award between (a) stock options, and (b) shares of restricted stock. In each case, the recipient could choose to receive non-qualified options to purchase shares of our common stock or one-half as many shares of restricted stock. The two-to-one proportion of stock options to shares of restricted stock reflects the relative Black-Scholes value of a non-qualified stock option (approximately 50% of a value of a share of common stock) on the date of grant. Accordingly, each award choice represented the same aggregate value on the date of grant

Stock Options.  We grant time-vested options to reward long-term Company performance, link an executive’s incentives to the stockholders’ interests in increasing stockholder value and to provide executives with incentives to stay with the Company. Stock options are granted only to a limited number of senior executives, including Named Executive Officers, whose performance can have a significant impact on stockholder value.

The decision to grant an executive a stock option award is based on the executive’s position, individual performance and competitive market data, and the award amounts are typically tied to benchmarking data from our then current peer group on overall compensation and allocation of compensation between cash and equity compensation as well as data from general industry compensation surveys. Stock options granted as part of LTIP typically vest in equal annual installments over a four-year period, have a 10-year term and are granted at fair market value at the time of grant. Stock option recommendations under LTIP are reviewed by the Committee annually and are generally approved by the Committee in the last quarter of the fiscal year preceding the annual LTIP grant year or the first quarter of the LTIP grant fiscal year with the specific timing dependent on various factors.

In addition to annual grants under LTIP, in order to attract executive talent, we may grant stock options to new executives at the time of hire. Market practice and conditions, internal equity and the qualifications of the candidate are all factors considered by management and the Committee when determining whether to grant stock options to a new executive. New hire stock option grants are typically granted by the Committee at the next regularly scheduled meeting after hire. On rare occasions, additional or special grants of stock options may be made to executives to recognize an increase in responsibility or when market conditions and competitive data indicate that an executive’s compensation is not competitive. Special option grants are subject to Committee review and approval, which typically occurs during the next scheduled Committee meeting. Stock options that are not granted as part of LTIP generally vest over a four-year period; however, the Committee may adjust the vesting schedule to incorporate specific performance elements or to support continued retention.

All stock options are granted at fair market value at the time of grant and have a 10-year term. In accordance with the Company’s equity award granting policy, the exercise price of all stock options equals the close sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

Restricted Stock.  We added restricted stock to LTIP in 2008 because the Committee believes that restricted stock delivers value even during turbulent market conditions when the ability to achieve certain targets may be beyond management’s control and allows the Committee to manage dilution as restricted stock delivers greater immediate value to the executive with decreased dilution and promotes retention.

Shares of restricted stock granted as part of LTIP typically vest in equal annual installments over a four-year period. Restricted shares remain subject to transfer restrictions which prohibit the holder from selling, assigning, transferring or otherwise disposing of any of the shares until the restrictions lapse upon vesting. Restricted stock recommendations under LTIP are reviewed by the Committee and are generally approved by the Committee in the last quarter of the fiscal year preceding the annual LTIP grant year or the first quarter of the LTIP grant fiscal year with the specific timing dependent on various factors.

Information about grants of stock options and restricted shares in 2008 to our Named Executive Officers is set forth below under “Analysis of Named Executive Officer Compensation” as well as in the “2008 Grants of Plan-Based Awards” table in the “Executive Compensation” section below.

2009 LITP.  Generally, the Committee grants annual LTIP awards in the fourth quarter of the preceding fiscal year. However, the Committee determined to grant the 2009 LTIP awards in September 2008 to address management’s concerns about retention of key senior managers and to ensure that an appropriate incentive structure was in place to drive the successful execution of the Company’s restructuring plan. The Committee does not expect to make any LTIP grants in 2009; provided, however, the Committee may make the 2010 LTIP grants in the last fiscal quarter of 2009 in accordance with the Committee’s general practices relating to the timing of approval of annual LTIP grants.

Other Elements of Compensation

Employee Stock Purchase Plan.  We maintain an employee stock purchase plan that is available to substantially all employees, including our Named Executive Officers. This plan has been approved by our stockholders. Under the plan, participating employees may contribute up to 15% of their base salary (subject to certain IRS limits) to purchase shares of our common stock at the end of each participation period. The participation periods are three-month periods running from February through April, May through July, August through October and November through January each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the purchase period.

Retirement Benefits.  We maintain a tax-qualified 401(k) retirement plan that provides for broad-based employee participation. Beginning on the first anniversary of an employee’s date of hire, we match the employee’s contributions up to 4% of the employee’s base salary, limited to a $4,000 annual match. All employer and employee contributions are 100% vested immediately. Our Named Executive Officers are eligible to participate in the 401(k) retirement plan, subject to geographic limitations.

For employees located in geographic areas outside of the United States who are not eligible to participate in our 401(k) retirement plan, we maintain certain pension schemes or retirement plans that are customary for the respective geographic region. Richard N. Launder, one of our Named Executive Officers based in, and a resident of, England, is not eligible to participate in the 401(k) retirement plan. He participates in a private pension scheme pursuant to which we make contributions to Mr. Launder’s personal retirement account at a fixed rate equal to 10% of Mr. Launder’s base pay. Mr. Launder also contributes to this account.

We do not currently have any provisions for early retirement.

Insurance and Disability Benefits.  We provide our Named Executive Officers with basic life, health, dental and disability coverage benefits. These benefits are the same as those provided to other employees within the organization.

Perquisites.  Currently, the Company does not have additional or special executive-only benefits that are not part of our standard compensation practices for a particular geographic location or used to address special circumstances such as relocations.

Severance Benefits.  Except for the employment agreement with Mr. Heasley and the services agreement with Mr. Launder, both described in detail below in the section entitled “Employment Agreements with Named Executive Officers”, we do not have employment or severance agreements with our Named Executive Officers and their employment may be terminated at any time.

Change-in-Control Severance Benefits.  Currently, all but one of our executive officers are entitled to certain severance benefits under the terms of a Change-in-Control Employment Agreement (“CIC Agreement”). The change-in-control benefits provided in the CIC Agreements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change-in-control transaction.

The change-in-control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. A description of the current CIC Agreements can be found below under the heading “Potential Payments Upon Termination or Change-in-Control — Change-In-Control Employment Agreements”.

Determining Executive Compensation

Role of Compensation Committee

The Committee operates pursuant to a charter (the “Compensation Committee Charter”) approved and adopted by our Board. A copy of the Compensation Committee Charter is available on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section. During the Transition Period and 2008, Messrs. Seymour, Shay and Suwinski served as members of the Committee. At all times during the Transition Period and 2008, each of the directors that served on the Committee was “independent” as defined in Rule 4200(a) of the NASDAQ listing standards.

The Committee approves base salary and incentive compensation for, and addresses other compensation matters with respect to, our executive officers, including our Named Executive Officers. The Committee grants all stock options and other equity awards to all employees, including our executive officers, based on management recommendations. The full Board retains the authority to grant equity awards to non-employee directors, taking into consideration the recommendations of the Corporate Governance Committee.

In determining our executive officers’ compensation, the Committee primarily considers the following:

•	Company performance and relative stockholder return;

•	the value of similar incentive awards to officers at comparable companies;

•	the equity and long-term incentive awards given to the officers in prior years; and

•	the value of any change-in-control severance or other severance arrangements.

In determining our CEO’s compensation, the Committee specifically considers the Board’s evaluation of the CEO’s performance.

The Committee is also responsible for the periodic review and evaluation of (a) the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our goals and objectives, (b) existing equity-related plans and the adoption of any new equity-related plans, including a review and evaluation of our polices and practices relating to grants of equity-based compensation, and (c) our employee benefits and, if applicable, perquisite programs and approval of any significant changes therein.

Role of Executive Management

Executive management, acting primarily though our CEO, negotiates the compensation packages for all newly-hired executive officers. In addition, our CEO annually evaluates the performance of each executive officer and, based on that review, recommends changes in the executive officer’s compensation to the Committee. This review includes a subjective determination of each executive’s leadership attributes along with an objective review of the executive’s profit and loss management and other key accomplishments during the review period. Our Company is an evolving company, and executives’ roles and scope of work, and the size and geographical diversity of the groups they manage are subject to change. As an executive’s role changes, our CEO may recommend changes to the executive’s compensation to the Committee.

The CEO’s compensation recommendations may include increases in base salary and the annual on-target MIC awards, additional equity grants, modifications to standard vesting schedules that are deemed to be in the best interest of the Company, and changes to the MIC plan performance targets to reflect changes in the scope or focus of an executive’s position. In making such recommendations, our CEO is typically provided with competitive market compensation data from our independent compensation consultants and recommendations related to individual executive performance from our Human Resources department. Our independent compensation consultants typically provide comparative data based on our peer group as well as general industry on total compensation and allocation between the various compensation components. Our internal Human Resources department typically provides an analysis of comparative survey data obtained from third party resources when data for the selected position becomes available. All compensation changes for executive officers must be reviewed and approved by the Committee.

Our executive officers annually review and establish the performance metrics for our MIC program. The performance targets associated with the selected performance metrics are developed by our finance department. The MIC plans and the performance metrics and associated targets for executive officers are then reviewed, discussed with, and approved by the Committee.

Role of External Consultants

The Committee retains Hewitt Associates LLP (“Hewitt”) as its independent compensation consultant. Hewitt attends Committee meetings upon request, provides independent executive compensation advice and, from time to time, conducts surveys and analyses to assist the Committee in its own analysis and decision-making process. In addition to the tasks related to the establishment and review of executive compensation historically provided by our compensation consultant, Hewitt may also provide general compensation advice to the Company.

Peer Group

As described above under “Elements of Executive Compensation,” we identify a peer group of businesses for the purpose of benchmarking our executive compensation pay and practices. In 2007, the Board selected our peer group based on input from Hewitt as well as our business plans. The criteria for selecting companies for our peer group included similarity of size, based on revenue or market capitalization, similarity of industry and availability of compensation data for comparable positions. Based on these criteria, Hewitt suggested a list of companies to consider for inclusion in our peer group which was reviewed by the Committee and narrowed down to establish our 2007 peer group. The unique nature of our business precludes a robust sample of direct competitors that are comparable in size. Nonetheless, we believe that a wider vantage point is helpful in analyzing executive compensation because the executive labor market is largely national and cuts across industries. Therefore, our peer group includes some larger companies that are direct competitors and some smaller companies that are comparable in size but are not in a related industry. Regression analysis helps control market values for differences in size. Our 2007 peer group was comprised of the following companies:

First Data Corporation	Fiserv, Inc.
Brightpoint, Inc.	Ceridian Corporation
Equifax Inc.	The Dun & Bradstreet Corporation
Acxiom Corporation	Chicago Mercantile Exchange Inc.
MoneyGram International, Inc.	ChoicePoint Inc.
Viad Corp	Powerwave Technologies, Inc.
Brady Corporation	Zebra Technologies Corporation
eFunds Corporation	IHS Group
Advanta Corp.	ESCO Technologies Inc.
ITG, Inc.	Kaydon Corporation
Discover Financial Services	TransUnion, LLC
Visa International

The Committee reviews the Company’s peer group periodically in consultation with its independent compensation consultants; however, the Committee also recognizes the value of a stable peer group so that potential changes in compensation levels and allocations are based on actual market movement rather than on changes in the composition of the peer group. The Committee did not make any changes to the peer group set forth above for 2008.

Analysis of Named Executive Officer Compensation

During 2008, the Committee engaged Hewitt to conduct a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position (the “Competitive Analysis”). In the Competitive Analysis Hewitt provided compensation data on the CEOs of our peer group companies for the Committee’s consideration as well as compensation data on the other executive officer positions and general industry compensation survey data. The Committee reviewed the Competitive Analysis to ensure that the compensation programs for our key senior managers, including our Named Executive Officers, remain within broadly competitive norms and made adjustments which are described in detail below.

Set forth below is a summary of the compensation decisions related to each of our Named Executive Officers made during the Transition Period and 2008.

Philip G. Heasley, President and CEO

During fiscal 2007, Philip G. Heasley received a base salary increase from $500,000 to $550,000 effective July 30, 2007, based on the competitive market data provided by Hewitt for our 2007 peer group. This was the first salary increase Mr. Heasley received since joining the Company in March 2005. During the Transition Period and 2008, Mr. Heasley’s annual MIC target award remained at $500,000 as set forth in his employment agreement. The Committee reviews our CEO’s compensation and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers’ compensation. In light of the salary increase received by Mr. Heasley effective July 30, 2007, Mr. Heasley did not receive any increase to his base salary for 2008.

Based on the Competitive Analysis and the Board’s evaluation of our CEO’s performance, on February 7, 2008, the Board granted our CEO a 2008 LTIP award utilizing the same award selection program as described above in the section entitled “Form of LTIP Award” in the “Long-Term Incentive Compensation” section of this Proxy Statement. Mr. Heasley therefore had the right to choose the form of LTIP award between (1) 60,000 stock options with an exercise price equal to $14.99, and (2) 30,000 restricted shares of our common stock. Mr. Heasley elected to receive his 2008 LTIP award in the form of stock options. On September 16, 2008, based on the Committee’s review of his job performance, as part of the 2009 LTIP, Mr. Heasley had the right to choose the form of LTIP award between (1) 50,000 stock options with an exercise price equal to $19.76, and (2) 25,000 restricted shares of our common stock. Mr. Heasley elected to receive his 2009 LTIP award in the form of stock options.

We believe that our application of a pay for performance philosophy is consistent with current market practices that tend to award a higher proportion of equity compensation to officers in the CEO position. Moreover, we believe that Mr. Heasley’s compensation level should be more strongly tied to increases in stockholder value than our other Named Executive Officers because the Committee believes that the CEO’s position and performance has a more significant impact on the Company’s performance and stock price. Accordingly, the aggregate value of Mr. Heasley’s equity awards and his stock option awards is currently approximately six times greater than our other Named Executive Officers while his base salary is less than two times greater than our other Named Executive Officers.

The majority of Mr. Heasley’s total equity compensation was granted to him in connection with his initial employment with the Company on March 9, 2005. As part of his initial compensation package, Mr. Heasley received a grant of 1,000,000 stock options with an exercise price of $22.65 per share with 600,000 of these stock option granted as time-vested stock options which vest 25% per year beginning with the first anniversary of the date of grant. The remaining 400,000 stock options will vest, if at all, only upon the attainment by the Company of a market price per share of our common stock of at least $50 for 60 consecutive trading days between March 9, 2007 and the expiration of the stock options on March 9, 2015. This vesting criterion was established to ensure that our CEO’s equity compensation was tied directly to a significant long-term increase in stockholder value.

Richard N. Launder, Senior Vice President and President — Global Operations

Richard N. Launder works in, and is a resident of, England. Accordingly, his base salary and annual MIC target award are paid in British pounds sterling (£). Sterling amounts are converted to U.S. dollars based on the applicable exchange rate within the Company at the time of conversion. Based on a review of the Competitive Analysis, Mr. Launder did not receive any increase to his base salary or his annual on-target MIC award for 2008 and therefore, his salary of £152,788 ($222,963) and annual on-target MIC award of £150,105 ($219,048) remained unchanged in 2008. The amounts reflected for Mr. Launder’s compensation have been converted from British pounds sterling to U.S. dollars based on a currency exchange rate as of December 31, 2008 which was 1.4593.

Under the 2008 LTIP, Mr. Launder had the right to choose the form of LTIP award between (1) 36,000 stock options with an exercise price equal to $16.17, and (2) 18,000 shares of our restricted stock. Mr. Launder elected to receive his 2008 LTIP award in the form of restricted stock.

Mr. Launder resigned from the Company effective February 28, 2009. In connection with his resignation, Mr. Launder forfeited 13,500 of the shares of restricted stock granted to him as part of the 2008 LTIP. In accordance with the terms of his services agreement described below in the section entitled “Launder Services Agreement”, Mr. Launder provided the Company with six months prior notice of his resignation and therefore, Mr. Launder did not participate in the 2009 LTIP.

Craig A. Maki, Senior Vice President, Chief Corporate Development Officer and Treasurer

Craig A. Maki has served as our Senior Vice President and Chief Corporate Development Officer since joining the Company in June 2006. On January 28, 2008, the Board appointed Mr. Maki to also serve as the Company’s Treasurer. Based on a review of the Competitive Analysis, Mr. Maki did not receive an increase to his base salary or his annual on-target MIC award and therefore, his base salary of $250,008 and annual on-target MIC award of $150,000 remained the same during 2008.

Under the 2008 LTIP, Mr. Maki had the right to choose the form of LTIP award between (1) 36,000 stock options with an exercise price equal to $16.17, and (2) 18,000 shares of restricted stock. The Committee also granted an additional equity award to Mr. Maki in recognition of his appointment as Treasurer and the related increases in the level of his responsibilities. His promotional equity award provided Mr. Maki the right to choose between (1) 25,000 stock options with an exercise price equal to $16.17, and (2) 12,500 shares of restricted stock. Mr. Maki elected to receive his 2008 LTIP and promotional equity award in the form of stock options for an aggregate award of 61,000 stock options.

Under the 2009 LTIP, Mr. Maki had the right to choose the form of LTIP award between (1) 36,700 stock options with an exercise price equal to $19.76, and (2) 18,350 shares of restricted stock. Mr. Maki elected to receive his 2009 LTIP award in the form of stock options.

David N. Morem, Senior Vice President, Global Business Operations

On January 28, 2008, the Board appointed David N. Morem to serve as Senior Vice President, Global Business Operations. In connection with this appointment, Mr. Morem ceased serving in the role of Chief Administrative Officer. Based on a review of the Competitive Analysis in relation to Mr. Morem’s new position, effective April 1, 2008, Mr. Morem’s base salary increased by 4% from $230,004 to $240,000 and his annual on-target MIC award increased 69% from $130,000 to $240,000.

Under the 2008 LTIP, Mr. Morem had the right to choose the form of LTIP award between (1) 36,000 stock options with an exercise price equal to $16.17, and (2) 18,000 shares of restricted stock. The Committee also granted an additional equity award to Mr. Morem in recognition of his appointment as Senior Vice President, Global Business Operations and the related increases in the level of his responsibilities. His promotional equity award provided Mr. Morem the right to choose between (1) 25,000 stock options with an exercise price equal to $16.17, and (2) 12,500 restricted shares of our common stock. Mr. Morem elected to receive his 2008 LTIP and promotional equity award in the form of restricted stock for an aggregate grant of 30,500 shares of restricted stock.

Under the 2009 LTIP, Mr. Morem had the right to choose the form of LTIP award between (1) 36,700 stock options with an exercise price equal to $19.76, and (2) 18,350 shares of restricted stock. Mr. Morem elected to receive his 2009 LTIP award in the form of restricted stock.

In connection with his initial employment with the Company, Mr. Morem received a grant of 100,000 stock options with an exercise price equal to $25.38 with 60,000 of the stock options granted as time-vested which vest 25% per year beginning with the first anniversary of the date of grant. The remaining 40,000 will vest, if at all, only upon the attainment by the Company of a market price per share of our common stock of at least $50 for 60 consecutive days between March 9, 2007 and August 9, 2015. This vesting criterion was established to ensure that Mr. Morem would not be compensated unless stockholder value increased because, in his prior role as Chief Administrative Officer, Mr. Morem was responsible for the administration and implementation of many of the policies and programs initiated by our CEO.

Scott. W. Behrens, Senior Vice President, Chief Financial Officer, Corporate Controller and Chief Accounting Officer

Scott W. Behrens has served as our Vice President and Corporate Controller since he joined the Company in June 2007. On October 18, 2007, the Board appointed him to serve as our Chief Accounting Officer. The Board designated Mr. Behrens as “principal financial officer” for purposes of SEC filings on March 4, 2008 and then appointed him to serve as our Chief Financial Officer effective December 18, 2008. The Board appointed Mr. Behrens to serve as Senior Vice President on March 2, 2009.

Effective December 1, 2007, Mr. Behrens’s base salary increased by 27%, from $180,000 to $230,000, in order to address his enhanced responsibilities within the Company. During the Transition Period, Mr. Behrens also received a $5,000 bonus in recognition of his efforts to get the Company current with its SEC filings after completion of our historic stock option review which we concluded in fiscal 2007. As part of the annual salary review for 2008 compensation and in recognition of the significant increase in Mr. Behrens responsibilities, Mr. Behrens’ annual on-target MIC award increased by 119% from $63,000 to $138,000. In light of the increase to Mr. Behrens’ base salary in December 2007, Mr. Behrens’ base salary remained the same during 2008.

Under the 2008 LTIP, Mr. Behrens had the right to choose the form of LTIP award between (1) 13,000 stock options with an exercise price equal to $16.17, and (2) 6,500 shares of restricted stock. Mr. Behrens elected to receive his 2008 LTIP in the form of restricted stock.

Under the 2009 LTIP, Mr. Behrens had the right to choose the form of LTIP award between (1) 24,000 stock options with an exercise price equal to $19.76, and (2) 12,000 shares of restricted common stock. Mr. Behrens elected to receive his 2009 LTIP award in the form of restricted stock.

Henry C. Lyons, Former Executive Officer

Henry C. Lyons resigned from the Company effective February 29, 2008. During his employment with the Company, he served as our Senior Vice President, CFO, Treasurer and Chief Accounting Officer. Mr. Lyons ceased serving as our Chief Accounting Officer in October 2007, when Mr. Behrens was appointed Chief Accounting Officer. Mr. Lyons’ base salary of $275,004 and annual on-target MIC award of $225,000 remained the same during 2008. Under the 2008 LTIP, Mr. Lyons had the right to choose the form of LTIP award between (1) 36,000 stock options with an exercise price equal to $16.17, and (2) 30,000 restricted shares of our common stock. Mr. Lyons elected to receive his 2008 LTIP award in the form of restricted stock. However, because none of these restricted shares vested prior to Mr. Lyons’ resignation, he forfeited 100% of his shares of restricted stock.

Mark R. Vipond, Former Executive Officer

On January 29, 2008, the Board appointed Mark Vipond to serve as the Company’s President of Global Product. In connection with this appointment, Mr. Vipond ceased serving in the role of Chief Operating Officer. Based on a review of the Competitive Analysis in relation to Mr. Vipond’s new position and the associated reduction in his level of responsibility, effective April 1, 2008, Mr. Vipond’s base salary decreased by 23%, from $350,000 to $270,000, and his annual on-target MIC award decreased by 10%, from $250,000 to $225,000. Based upon a review of the equity awards previously received by Mr. Vipond in connection with his appointment as Chief Operating Officer and the comparative reduction in the level of his responsibilities as President of Global Product, Mr. Vipond did not receive an award under the 2008 LTIP.

On August 11, 2008, we entered into a Separation, Non-Compete, Non-Solicitation and Non-Disclosure Agreement and General Release with Mr. Vipond, (the “Vipond Separation Agreement”). The Vipond Separation Agreement provides the terms and conditions of Mr. Vipond’s termination of employment with the Company which was effective August 31, 2008 (the “Termination Date”). Pursuant to the Vipond Separation Agreement, we agreed to pay Mr. Vipond each year for a period of two years from the Termination Date, in accordance with our normal pay periods, 50% of his average annual compensation (which consists of salary and cash compensation pursuant to incentive plans) for the three calendar years preceding the Termination Date (the “Average Annual Compensation”), less applicable withholdings and deductions (the “Additional Payments”). The Average Annual Compensation equals $466,484. Mr. Vipond will be subject, in certain circumstances, to non-competition and non-solicitation obligations for a period of twenty-four (24) months from the Termination Date and he will continue to be subject to certain confidentiality obligations.

Prior to his resignation, Mr. Vipond was a party to a Stock and Warrant Holders Agreement dated as of December 31, 1993 (the “1993 Agreement”), whereby he agreed not to compete with the Company for so long as he continued as an employee of the Company. However, we had the right to elect to extend his non-compete agreement for two years after the termination of his employment if we compensated Mr. Vipond in accordance with the terms of the 1993 Agreement. We elected to extend Mr. Vipond’s non-compete obligations for this two-year post termination period and the payments set forth in the Vipond Separation Agreement represent the compensation due to Vipond as a result of our election.

Analysis of Transition Period and 2008 Incentive Compensation Program

Management Incentive Compensation Program

2007 Calendar Year MIC.  During the Transition Period, our Named Executive Officers earned variable cash incentive amounts pursuant to the 2007 Calendar Year MIC which ran from January 1, 2007 through December 31, 2007. At the close of fiscal 2007, the Company was only nine months into the 2007 Calendar Year MIC; therefore, the fourth and fifth bonus opportunities were based on the achievement of performance targets in the Transition Period along with the individual business objectives (“IBOs”).

The performance metrics included in the 2007 Calendar Year MIC consisted of the following performance metrics: revenue, earnings per share, sales, backlog, revenue per FTE, recurring revenue, operating margin percentage, contribution margin percentage, corporate overhead expense and margin percentage.

The 2007 Calendar Year MIC applicable to each Named Executive Officer incorporated between four and seven of the performance metrics set forth above as well as the IBOs. Relative weights for the performance metrics set forth above ranged from 0% to 25% and the relative weight for each Named Executive Officer’s IBOs, if any, under the 2007 Calendar Year MIC was 20%.

Bonus payout opportunities under the 2007 Calendar Year MIC ranged from 0% up to a maximum of 200% of the target bonus opportunity depending on the level of attainment by the Company against each performance metric target as set forth in the table below:

MIC Bonus
Target Attainment Percentage	Payout Percentage

91% Attainment	10%
95% Attainment	50%
100% Attainment	100%
105% Attainment	150%
108.33% Attainment	200%

While performance metric targets are established at levels intended to be achievable for the executive, a maximum payout is challenging and requires very high levels of both individual and Company performance. During the Transition Period, payout percentages for our Named Executive Officers ranged from 77.87% to 147.27%. The individual payments and payout percentages earned by our Named Executive Officers during the Transition Period are set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” in the “Executive Compensation” section below.

2008 Executive MIC.  Our 2008 MIC program was substantially similar to the 2007 Calendar Year MIC. However, based on a review of comparative data provided by Hewitt, the Committee determined that in order to conform to best practices for cash incentive plans we should transition the payout of MIC awards from quarterly payouts to annual payouts. Therefore, in order to transition this change in our MIC award payout structure, the 2008 MIC program was structured to provide semi-annual payouts with the goal of completing the transition to annual MIC award payouts in 2009.

All MIC awards granted to our executive officers, including our Named Executive Officers, in 2008 (the “2008 Executive MIC”) were granted pursuant to the Executive MIC Plan approved by our stockholders on June 10, 2008. The 2008 Executive MIC ran from January 1, 2008 through December 31, 2008.

The performance metrics and the relative weight of each metric for our Named Executive Officers were established in order to leverage achievement of the Company’s short-term and long-term strategic plans and took into consideration the direct and indirect impact that a particular Named Executive Officer’s performance may have on the Company’s achievement of a particular performance metric. Based on CEO recommendations for executive officers other than the CEO, the Committee determined the specific performance metrics applicable to each Named Executive Officer and the relative weight of each metric to provide incentive to the executive to achieve financial performance or other business objectives tied to the executive’s geographical or functional area of influence. The performance metrics, relative weighting and actual attainment for our Named Executive Officers are set forth below.

In addition to the specific performance metrics, the 2008 Executive MIC incorporated IBOs to confirm that members of executive management were individually contributing to the overall success of the Company as measured on a short-term basis. The relative weight for each Named Executive Officer’s IBOs, if any, was 20%.

Bonus payouts under the 2008 Executive MIC could be more or less than the target 100% bonus opportunity (up to a maximum of 200%) depending on the level of attainment achieved by the Company against each performance metric target as set forth in the table below:

MIC Bonus
Target Attainment Percentage	Payout Percentage

91% Attainment	10%
95% Attainment	50%
100% Attainment	100%
105% Attainment	150%
108.33% Attainment	200%

Notwithstanding the bonus payout percentages set forth above, the 2008 Executive MIC provided that no bonus payout could exceed 100%, regardless of actual attainment, if the bonus payout based entirely on the company-level performance measures identified in the table above were less than 100%.

With respect to semi-annual and annual bonus payments, in order to be entitled to any payment under the 2008 Executive MIC, an executive must have been an employee of the Company on the date of payment, except to the extent otherwise provided by the Company. If an executive’s employment with the Company is terminated for any reason prior to the payment date, the executive was not be eligible for a bonus under this plan for that period, and the executive forfeited all rights to such payment except to the extent otherwise provided by the Company.

The performance metrics, relative metric weight and actual attainment for the first and second bonus opportunities under the 2008 Executive MIC for our Named Executive Officers are set forth in the table below.

			Six Month Period		Six Month Period(1)
			January 1, 2008 — June 30, 2008		July 1, 2008 — December 31, 2008
		Metric	Performance	Actual	Performance	Actual
Name	Performance Metric	Weight	Target	Attainment	Target	Attainment
			(In thousands)	(In thousands)	(In thousands)	(In thousands)
Philip G. Heasley,	Operating Free Cash Flow	40%	$52,557	$34,371	$19,550	$30,769
Richard N. Launder(2),	Cash Margin Percentage	20%	26.9%	17.1%	8.2%	15.8%
Scott W. Behrens,	12-Month Backlog	20%	$355,369	$339,322	$378,400	$343,081
Mark R. Vipond(2),	60-Month Backlog	20%	$1,443,650	$1,426,547	$1,478,372	$1,487,633
and Henry C. Lyons(2)

Craig A. Maki	Operating Free Cash Flow	40%	$52,557	$34,371	$19,550	$30,769
	Cash Margin Percentage	20%	26.9%	17.1%	8.2%	15.8%
	60 Month Backlog	20%	$1,443,650	$1,426,547	$1,478,372	$1,487,633
	Corporate Development Execution	10%	Functional Area Specific(3)	Functional Area Specific(3)	Functional Area Specific(3)	Functional Area Specific (3)
	Cash Concentration Plan and Implementation	10%	Functional Area Specific(3)	Functional Area Specific(3)	Functional Area Specific(3)	Functional Area Specific(3)

David N. Morem	Expense Budget	50%	$12,920	$13,969	$12,841	$12,458
	On Demand Revenue	10%	$15,506	$15,189	$19,270	$15,907
	On Demand Backlog	10%	$163,538	$158,001	$160,345	$181,516
	Quality	15%	Multiple(4)	Multiple(4)	Multiple(4)	Multiple(4)
	Timeliness	15%	Multiple(4)	Multiple(4)	Multiple(4)	Multiple(4)

(1)	The second half of the 2008 Executive MIC also incorporated the impact of the individual Named Executive Officer’s achievement of any IBOs, if applicable, based on actual IBO attainment which attainment represents the third bonus opportunity under the 2008 Executive MIC.

(2)	Mr. Launder resigned effective February 28, 2009 and therefore, he was not entitled to receive his final payment under the 2008 Executive MIC as he was not an employee on the date of payment. Mr. Vipond resigned effective August 31, 2009 and therefore, he did not participate in the 2008 Executive MIC during the plan period running from July 1, 2008 through December 31, 2008. Mr. Lyons resigned from the Company effective February 29, 2008 and therefore, he did not participate in the 2008 Executive MIC.

(3)	The performance metrics related to corporate development execution and cash concentration plan and implementation are functional area specific quantifiable metrics related to deals (as defined in Mr. Maki’s MIC agreement) completed during the plan year and the timing of various treasury transactions related to the establishment of global banking relationships and cash management strategies.

(4)	The performance metrics related to quality and timeliness are functional area specific quantifiable metrics related to various factors, including, system availability, response time, product performance quality and recovery times related to specific products and services.

While performance metric targets are established at levels intended to be achievable for the executive, a maximum payout is challenging and requires very high levels of both individual and Company performance. During 2008, the annual bonus payout percentages for our Named Executive Officers ranged from 73.87% to 98.29%, excluding the bonus payout percentages for Messrs. Launder, Vipond and Lyons who did not participate in the 2008 Executive MIC for the full plan period. The individual payments and payout percentages earned by our Named Executive Officers during the Transition Period are set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” in the “Executive Compensation” section below.

2008 Equity Program

During 2008, we had two equity incentive plans pursuant to which we granted stock options: the 1999 Stock Option Plan, as amended (the “1999 Option Plan”) and the 2005 Equity and Performance Incentive Plan, as

amended (the “2005 Incentive Plan”). An aggregate total of 4,000,000 shares of our common stock were reserved for issuance to our eligible employees under the 1999 Option Plan. Stock options granted pursuant to the 1999 Option Plan were granted at an exercise price not less than the market value per share of our common stock on the date of the grant. The term of stock options granted under the 1999 Option Plan may not exceed 10 years and the stock options generally vest annually over a period of either three years or four years. A copy of the 1999 Option Plan was filed as Exhibit 10.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the SEC on May 10, 2006. As of December 31, 2008, we had 276,412 shares available for grant under the 1999 Option Plan. In accordance with its terms, the 1999 Option Plan expired as of February 23, 2009. Upon expiration, 281,812 shares available for future issuance under this plan also expired and are no longer available for future issuance. Expiration of the 1999 Option Plan did not affect any options outstanding under the plan immediately prior to expiration thereof.

The 2005 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, performance awards and other awards to eligible employees or non-employee directors of the Company. The maximum number of shares of our common stock that may be issued or transferred in connection with awards granted under the 2005 Incentive Plan is the sum of (1) 5,000,000 shares and (2) any shares represented by outstanding options that had been granted under designated terminated stock option plans that are subsequently forfeited, expire or are canceled without delivery of our common stock. As of December 31, 2008, we had 2,501,017 shares available for grant under the 2005 Incentive Plan based on the assumptions included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report.

On July 24, 2007, our stockholders approved the First Amendment to the 2005 Incentive Plan which increased the number of shares authorized for issuance under the plan from 3,000,000 to 5,000,000 and made certain other amendments including an amendment that provided that the exercise price for any stock options granted under the 2005 Incentive Plan may not be less than the market value per share of common stock on the date of grant. Prior to the adoption of this amendment, the 2005 Incentive Plan provided that the exercise price for any stock options granted under the 2005 Incentive Plan may not be less than the market value per share of common stock on the day immediately preceding the date of grant. During fiscal 2007 and prior to the adoption of this amendment, we administered the granting of stock options under the 2005 Incentive Plan to provide that the exercise price would be the greater of (x) the last trade price on the grant date as reported by The NASDAQ Global Select Stock Market and (y) the last trade price on the day immediately preceding the grant date as reported by The NASDAQ Global Select Stock Market.

Under the 2005 Incentive Plan, the term of outstanding options may not exceed 10 years. Vesting of options is determined by the Committee and can vary based upon the individual award agreements. A copy of the amended 2005 Incentive Plan was filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC on August 10, 2007.

Restricted stock awards granted during 2008 were all granted pursuant to the 2005 Incentive Plan. These awards have requisite service periods of four years and vest in increments of 25% on the anniversary dates of the grants. In connection with each award, shares of our common stock are issued without direct cost to the employee. The Company estimates the fair value of the restricted stock awards based upon the market price of our common stock at the date of grant. The restricted stock awards provide for the payment of dividends on our common stock, if any, to the participant during the requisite service period (vesting period) and the participant has voting rights for each share of common stock.

Stock options and restricted stock awards granted during the Transition Period and 2008 under both the 1999 Option Plan and the 2005 Incentive Plan are set forth below in the “2008 Grants of Plan-Based Awards” table in the “Executive Compensation” section below.

2007 Performance Shares Program

Prior to 2008, the Committee included performance share awards as part of LTIP. Performance share awards were granted pursuant to the 2005 Incentive Plan. Performance shares are earned, if at all, based upon the achievement of specified performance goals, over a specified performance period which must be at least one year and is typically three years (the “Performance Period”). Under the 2005 Incentive Plan, the Committee may establish performance goals in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of a subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed. The performance goals may also be relative to the performance of other companies.

All performance share awards granted to our Named Executive Officers during prior fiscal years included performance goals related to (1) the compound annual growth over the Performance Period in our 60-month contracted backlog as determined by the Company, (2) the compound annual growth over the Performance Period in our diluted earnings per share as reported in our consolidated financial statements, and (3) the compound annual growth over the Performance Period in our total revenues as reported in our consolidated financial statements. Relative weight for these performance metrics ranges from 20% to 40%. Our Named Executive Officers can earn a percentage of their target award based on the compound annual growth rate of these performance metrics during the applicable Performance Period. Receipt of performance shares is not guaranteed, and participants earn awards only if a threshold performance level is achieved. The award agreements for all prior performance share awards also provide that, if the compound annual growth for our earnings per share is below a predetermined minimum threshold level at the conclusion of the Performance Period, the Named Executive Officer will not earn any performance shares.

In accordance with applicable accounting standards, expense related to performance share awards is accrued if the attainment of performance indicators is probable as determined by management. The expense is recognized over the applicable Performance Period. During the Transition Period, for the 2005 and 2006 performance shares, we changed the expected attainment to 0% based upon revised forecasted diluted earnings per share, because the Company did not expect to achieve the predetermined earnings per share minimum threshold level required for such performance shares to be earned. As the performance goals were considered improbable of achievement, the Company reversed compensation costs related to the performance shares granted in 2005 and 2006 during the Transition Period.

The performance shares granted in 2005 and 2006 had a Performance Period which ended September 30, 2008. The Company did not achieve the predetermined earnings per share minimum threshold level as of September 30, 2008 required for payout of these performance shares. Therefore, none of the performance shares granted in 2005 and 2006 were earned, including performance shares granted to our Named Executive Officers, and we did not issue any shares of our common stock.

The performance share awards granted in fiscal 2007 have a Performance Period which ends December 31, 2009. Although these awards remain outstanding, during the last quarter of 2008, the Company changed the expected attainment for these performance shares to 0% based upon revised forecasted diluted earnings per share, because the Company did not expect to achieve the predetermined earnings per share minimum threshold level required for the performance shares granted in fiscal 2007 to be earned. As the performance goals were considered improbable of achievement, the Company reversed compensation costs related to the awards granted in fiscal 2007 during the three months ended December 31, 2008.

Equity Policies

Stock Ownership Guidelines

To demonstrate the importance of linking the interests of executive management to the upward and downward movements of our common stock that our stockholders experience, in September 2007, the Corporate Governance Committee adopted stock ownership guidelines which provide that our executive officers, including our Named Executive Officers, should have specific equity positions in the Company which vary by position. Under the guidelines, our CEO is expected to own shares with a value equal to five times his base salary. The remaining executive officers, including our Named Executive Officers, are expected to own shares with a value equal to three times their base salary. Shares used to calculate compliance with the ownership guidelines include direct share purchases, shares acquired through any employee benefit plan, as well as vested shares of restricted stock and the vested in-the-money portion of any stock options held by the executive officer. As of December 31, 2008, Mr. Heasley’s stock ownership was valued at eight times his base salary. Current ownership levels for the other

Named Executive Officers vary depending on their length of employment with us. Each executive officer has five years from the adoption of the stock ownership guidelines, or from the date of their appointment to an executive officer position, whichever is later, to achieve the target ownership levels. Failure to achieve the target ownership levels within the applicable five-year period means that the executive officer will not be eligible for equity awards until he achieves compliance.

Equity Award Granting Policy

Our Board recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and therefore, in September 2007, our Board adopted an Equity Award Granting Policy that applies to the granting of all compensatory equity awards provided under our equity compensation plans in the form of common stock or any derivative of common stock, including stock options, stock appreciation rights, dividend equivalents, restricted stock, restricted stock units, performance shares or performance units. This policy provides that all grants of equity awards to executive officers must be approved by the Committee, or the full Board in the case of our non-employee directors, at a Board or Committee meeting. Equity awards are not authorized pursuant to action by written consent in lieu of a meeting.

The grant date of any equity award shall be the date of the Board or Committee meeting at which the award was approved. The exercise price (if applicable) for an equity award shall be the closing sale price (price for last trade) of our common stock as reported on The NASDAQ Global Select Stock Market on the grant date.

The Committee considers regular equity award proposals on an annual basis. Proposed grants to newly hired employees or other proposed ad hoc grants (e.g., grants in connection with an acquisition) are considered on a quarterly basis in connection with the next scheduled meeting following the event giving rise to the grant proposal. The Board considers equity awards to non-employee directors at the Board meeting immediately following the annual meeting of stockholders at which the non-employee directors are elected, or if appointed by the Board, at the meeting at which the appointment is made or at the next scheduled meeting following the appointment.

Notwithstanding the foregoing, the Committee or Board may consider and approve equity award grants to employees, including Named Executive Officers, at meetings other than those described above when deemed reasonably appropriate under the circumstances.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid in 2008 to our Named Executive Officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) of the Code, or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m) of the Code.

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our Named Executive Officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) of the Code to continue to qualify for all available tax deductions related to executive compensation. However, we also believe that preserving flexibility in awarding compensation is in our best interest and that of our stockholders, and we may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m) of the Code.

Accounting for Share-Based Compensation

Beginning on October 1, 2006, we began accounting for share-based compensation awards, including our stock options and performance shares, in accordance with the requirements of FASB Statement 123R, “Share-Based Payment.” Before we grant stock-based compensation awards, we consider the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Employment Agreements with Named Executive Officers

CEO Employment Agreement

On March 8, 2005, we entered into an Employment Agreement (the “CEO Employment Agreement”) with Philip G. Heasley, pursuant to which Mr. Heasley agreed to serve as our President and CEO for an initial term of four years. A copy of the CEO Employment Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 10, 2005. On September 5, 2007, the Company and Mr. Heasley entered into the First Amendment to Employment Agreement (together with the CEO Employment Agreement, the “Amended CEO Employment Agreement”). A copy of the First Amendment to Employment Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 7, 2007.

Under the Amended CEO Employment Agreement, Mr. Heasley will be employed through March 8, 2011 (the “Employment Period”), after which the Employment Period will be extended for successive one-year periods, unless we give 30 days written notice to Mr. Heasley that the Employment Period will not be extended for an additional year or unless the Employment Period otherwise terminates. So long as Mr. Heasley continues to serve as our President and CEO, the Board will nominate Mr. Heasley to serve as a member of our Board of Directors. The Amended CEO Employment Agreement provides that Mr. Heasley will receive a base salary of $550,000 per year as well as other compensation, including bonus opportunities, as set forth in the Amended CEO Employment Agreement. For 2008, Mr. Heasley’s MIC bonus was based on the achievement of the financial performance metrics set forth in his individual 2008 Executive MIC plan.

The Amended CEO Employment Agreement requires that Mr. Heasley purchase and hold, during the initial Employment Period, 100,000 shares of our common stock. At the end of 2008, Mr. Heasley held 257,391 shares of our common stock.

Pursuant to the Amended CEO Employment Agreement, if Mr. Heasley’s employment is terminated by the Company without cause or by Mr. Heasley for good reason, Mr. Heasley will be entitled to (1) a lump sum payment equal to his bonus for the quarter in which his employment is terminated; (2) a lump sum payment equal to two times the sum of (A) his base salary at the time of termination and (B) his average annual bonus amount received during the two most recent fiscal years of the Company ending prior to the date of termination; and (3) continued participation in the Company’s medical and dental plans for two years or until he is covered under the plans of another employer. Mr. Heasley will also be subject to non-competition obligations for a period of one year following termination of his employment. The Amended CEO Employment Agreement also provides that if payments by the Company to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Heasley will be entitled to a gross up payment such that he will be in the same after-tax position as if no excise tax had been imposed. If Mr. Heasley is entitled to payments under the Change-in-Control Employment Agreement (as described below), no payment will be made to Mr. Heasley under the Amended CEO Employment Agreement.

Launder Services Agreement

ACI Worldwide (EMEA) Limited (“ACI EMEA”), a wholly-owned subsidiary of the Company, and Richard N. Launder were parties to a Services Agreement dated July 10, 2000 (the “Services Agreement”). Pursuant to the Services Agreement, either party had the right to terminate employment upon six months prior written notice, or payment in lieu thereof, and ACI EMEA had the right to terminate Mr. Launder immediately for breach or non-performance of his obligations under the Services Agreement. Mr. Launder resigned from the Company effective February 28, 2009 and his Services Agreement terminated. However, upon termination of the Services

Agreement, Mr. Launder remains subject to certain non-competition and non-solicitation obligations for a period of six months following termination of his employment regardless of the reason for termination.

2009 COMPENSATION UPDATE

During the first quarter of 2009 the Committee established 2009 compensation for our executive officers, including our Named Executive Officers. In making these determinations, the Committee considered competitive information provided by management and information provided in the past by its independent compensation consultant (the “Competitive Analysis”).

CEO Compensation

On January 7, 2009, the Company and Mr. Heasley entered into an Amended and Restated Employment Agreement (the “Restated CEO Agreement”). A copy of the Restated CEO Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 7, 2009. Based on the Competitive Analysis and the Board’s evaluation of our CEO’s performance, our Board increased Mr. Heasley’s base salary from $550,000 to $575,000, a 5% increase, effective January 1, 2009. Our Board also increased Mr. Heasley’s annual on-target MIC award from $500,000 to $575,000, a 15% increase, which award is part of the 2009 Executive MIC described below.

Other Named Executive Officers

Based on a review of the Competitive Analysis, the following changes were made to the cash compensation payable to our Named Executive Officers for 2009. These changes were effective January 1, 2009. Mr. Maki’s base salary increased by 10%, from $250,008 to $275,000, and his annual on-target MIC award increased by 30%, from $150,000 to $195,000. Mr. Morem’s base salary increased by 8%, from $240,000 to $260,000, and his annual on-target MIC award increased by 25%, from $144,000 to $180,000. Mr. Behrens base salary increased by 9%, from $230,000 to $250,000, and his annual on-target MIC award increased by 9%, from $138,000 to $150,000.

2009 Executive MIC

As noted above, in 2007, the Committee determined we should transition the payout of MIC awards from quarterly payouts to annual payouts. With the adoption of the 2009 MIC program, we completed the final phase of our transition from quarterly MIC award payouts to annual MIC award payouts.

Comparable to the 2008 Executive MIC, all MIC awards granted to our executive officers, including our Named Executive Officers, in 2009 were granted pursuant to the Executive MIC Plan (the “2009 Executive MIC”). Under the 2009 Executive MIC, the annual bonus amounts are based on combinations of performance measures which fall into one of three classes of metrics: (1) core company financial metric (operating income), (2) key scorecard metrics, which may include Company financial metrics as well as business unit specific metrics, and (3) overhead expense budget metrics. Relative weights for the performance metrics set forth above ranged from 25% to 75%. The 2009 Executive MIC no longer incorporates IBOs.

Bonus payouts under the 2009 Executive MIC may be more or less than the target 100% bonus opportunity (up to a maximum of 200%) depending on the level of attainment by the Company against each performance metric target. The 2009 Executive MIC further provides that no MIC bonus payout shall exceed 100% if the core company financial metric (operating income) does not exceed the target attainment level.

An executive’s MIC bonus may be adjusted downward by an amount equal to up to twenty-five percent (25%) of the executive’s MIC bonus payout amount in the event that the executive fails to satisfy certain management performance factors. Management performance factors will be established by, and their achievement determined by, our CEO; provided, however, management performance factors applicable to our CEO will be established by, and their achievement determined by, our Board.

The individual agreements with each participant in the 2009 MIC, including Named Executive Officers participating in the 2009 Executive MIC, grant the Company the right to require a participant to forfeit his or her right to payment or to reimburse the Company for any payments previously paid, along with any other action the

Company deems necessary or appropriate, in the event it is determined that the individual participant engaged in misconduct in the course of his or her employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

John M. Shay, Jr., Chairman
Harlan F. Seymour
Jan H. Suwinski

Compensation Committee Interlocks and Insider Participation.

No member of the Compensation Committee was at any time during the Transition Period or 2008, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or its Compensation Committee.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by our CEO, CFO and the three other most highly compensated executive officers (based on total compensation as reflected in the table below) during the fiscal year ended December 31, 2008. The following table also includes compensation paid or earned by such executive officers during the Transition Period.

In addition, the table below sets forth the compensation for Henry C. Lyons and Mark R. Vipond, two former executive officers who resigned during 2008. Mr. Lyons served as our Senior Vice President, Chief Financial Officer and Treasurer until January 29, 2008 when Craig A. Maki was appointed to serve as Treasurer. Mr. Lyons resigned effective February 29, 2008. Mark R. Vipond served as our Senior Vice President and Chief Operating Officer until January 29, 2008 when the Board appointed him to serve as Senior Vice President and President, Global Product. In connection with his appointment, Mr. Vipond ceased serving as Chief Operating Officer. Mr. Vipond resigned effective August 31, 2008. The amounts listed below for Messrs. Lyons and Vipond include amounts paid or earned in connection with their termination of employment. The executive officers included in the “Summary Compensation Table” in the “Executive Compensation” section below are collectively referred to as our “Named Executive Officers”.

Summary Compensation Table(1)
									Non-Equity
						Stock		Option	Incentive Plan	All Other
		Salary		Bonus		Awards		Awards	Compensation	Compensation	Total
Name and Principal Position	Period	($)		($)		($)(2)		($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(i)	(j)
Philip G. Heasley,	2008	550,000		0		0		2,779,111	369,338	4,420	3,702,869
President and Chief	Transition Period	137,500		0		40,345	(6)	713,487	215,948	105	1,107,385
Executive Officer	Fiscal 2007	508,333		0		140,638	(7)	2,307,140	217,174	73,520	3,246,805

Richard N. Launder, Senior Vice	2008	222,963		123,765	(9)	139,076		493,080	25,059	54,840	1,058,783
President and President — Global	Transition Period	76,253		0		20,172	(6)	125,949	97,596	16,446	336,416
Operations(8)	Fiscal 2007	304,053		0		54,887	(7)	216,675	89,057	76,308	740,980

Craig A. Maki, Senior Vice	2008	250,008		0		0		660,742	126,720	420	1,037,890
President, Chief Corporate	Transition Period	62,502		0		17,626	(6)	126,974	64,784	105	271,991
Development Officer and	Fiscal 2007	250,008		23,196		17,626	(7)	466,927	66,655	11,340	835,752
Treasurer(10)

David N. Morem, Senior	2008	237,508		0		139,055		370,742	141,532	4,420	893,257
Vice President, Global	Transition Period	57,501		0		17,626	(6)	100,754	40,494	105	216,480
Business Operations(11)	Fiscal 2007	230,004		0		52,341	(7)	364,643	62,011	33,249	742,248

Scott W. Behrens, Senior Vice	2008	230,000		0		41,232		78,820	101,937	4,420	456,409
President, Chief Financial Officer,	Transition Period	49,167	(13)	5,000	(14)	18,252	(6)	19,813	17,049	105	109,386
Chief Accounting Officer and	Fiscal 2007	53,214		0		17,492	(7)	20,459	0	0	91,165
Controller(12)

Mark R. Vipond, Former Senior	2008	200,000		0		0		850,778	25,739	83,325	1,159,842
Vice President and	Transition Period	87,500		0		20,172	(6)	218,301	147,272	105	473,350
President — Global Product(15)	Fiscal 2007	312,500		0		61,829	(7)	357,690	68,514	4,420	804,953

Henry C. Lyons, Former Senior	2008	45,834		0		0		544,505	0	10,436	600,775
Vice President and Chief Financial	Transition Period	68,751		0		17,626	(6)	118,209	70,086	3,646	278,318
Officer(16)	Fiscal 2007	275,004		0		17,626	(7)	432,153	107,326	774	832,883

(1)	Column (h) to this table entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because no compensation is reportable thereunder.

(2)	The amounts in column (e) represent the dollar amount recognized for financial statement reporting purposes for the Transition Period and the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of performance share awards and restricted shares granted under the 2005 Incentive Plan pursuant to LTIP and thus, may include amounts from awards granted in and prior to the Transition Period and 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report. See the “2008 Grants of Plan-Based Awards” table for information on restricted shares granted in 2008. As discussed in footnote 6 below, we reversed all compensation expenses related to the outstanding performance shares when we changed the expected attainment level for these shares to 0%.

(3)	The amounts in column (f) represent the dollar amount recognized for financial statement reporting purposes for the Transition Period and the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of stock option awards granted pursuant to our stock option program and thus, may include amounts from awards granted in and prior to the Transition Period and 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report. See the “2008 Grants of Plan-Based Awards” table for information on stock options granted in 2008.

(4)	The amounts in column (g) represent amounts earned by the Named Executive Officer during the Transition Period pursuant to the 2007 Calendar Year MIC and during 2008 pursuant to the 2008 Executive MIC. The table below sets forth the amounts (i) paid to the executive during the Transition Period under the 2007 Calendar Year MIC, (ii) paid to the executive during 2008 under the 2008 Executive MIC, and (iii) earned by the executive during 2008 under the 2008 Executive MIC but paid to the executive in March 2009:

	2007 Calendar Year
	MIC		2008 Executive MIC
	Transition Period
	October 1, 2007 —
	December 31, 2007		Six Month Period		Six Month Period		Total Cash
	(Fourth Quarter 2007		January 1, 2008 —		July 1, 2008 —		Payments Under
	Calendar Year MIC)(a)		June 30, 2008		December 31, 2008		2008 MIC Plan
Name of Executive	($)	Payout%(b)	($)	Payout%(b)	($)	Payout%(b)	($)	Payout%(b)
Philip G. Heasley	215,948	107.97%	57,199	28.60%	312,139	104.05%	369,338	73.87%

Richard N. Launder	71,342	120.25%	25,059	28.60%	0	0	25,059	28.60%

Craig A. Maki	64,784	107.97%	19,578	32.63%	107,142	119.05%	126,720	84.48%

David N. Morem	40,494	77.87%	36,093	62.66%	105,439	122.04%	141,532	98.29%

Scott W. Behrens	17,049	90.21%	15,787	28.60%	86,150	104.05%	101,937	73.87%

Mark R. Vipond	147,272	147.27%	25,739	28.60%	0	0	25,739	28.60%

Henry C. Lyons	70,086	77.87%	0	0	0	0	0	0

(a)	This amount was earned pursuant to the 2007 Calendar Year MIC during the Transition Period and although earned during the Transition Period, the fourth quarter payment under the 2007 Calendar Year MIC was paid out in February 2008.

(b)	The percentages shown reflect the percentage of the target bonus opportunity amounts paid to each Named Executive Officer based on the performance metrics applicable to each Named Executive Officer and the Company’s performance against such metrics during the respective quarter or plan period as well as the impact of the Named Executive Officers’ achievement of any IBOs and the impact of any true-up adjustments, if applicable.

(5)	All Other Compensation includes the following payments or accruals for each Named Executive Officer:

			Premiums
		Employer	for Long-				Severance/
		Contributions to	Term		Tax		Termination
		the 401(k)	Disability		Gross-	ESPP	Related
		Plan(a)	Insurance	Perquisites(b)	Ups(c)	Disposition(d)	Payments
Name of Executive	Period	($)	($)	($)	($)	($)	($)
Philip G. Heasley	2008	4,000	420	—	—	—	—
	Transition Period	—	105	—	—	—	—

Richard N. Launder	2008	22,296	1,015	26,251	5,278	—	—
	Transition Period	7,625	230	8,591	—	—	—

Craig A. Maki	2008	—	420	—	—	—	—
	Transition Period	—	105	—	—	—	—

David N. Morem	2008	4,000	420	—	—	—	—
	Transition Period	—	105	—	—	—	—

Scott W. Behrens	2008	4,000	420	—	—	—	—
	Transition Period	—	105	—	—	—	—

Mark R. Vipond	2008	4,000	280	—	—	—	79,045	(e)
	Transition Period	—	105	—	—	—	—

Henry C. Lyons	2008	—	70	—	—	1,455	8,911	(f)
	Transition Period	3541	105	—	—	—	—

(a)	For Mr. Launder, this amount represents contributions made by the Company to a private pension scheme to Mr. Launder’s personal retirement account at a fixed rate contribution equal to 10% of Mr. Launder’s base pay. Mr. Launder also contributed to his account.

(b)	For Mr. Launder, this amount includes an annual car allowance in the amount of $14,593 and $4,991 for 2008 and the Transition Period, respectively, and $11,658 and $3,600 for the incremental cost to the Company based on Company expenditures for utilities and rent for the Company-provided housing used by Mr. Launder during 2008 and the Transition Period, respectively.

(c)	For Mr. Launder, this amount represents a tax gross-up related to his tax liability for his use of Company-provided housing.

(d)	This amount represents compensation earned by Mr. Lyons upon the sale of shares purchased by Mr. Lyons pursuant to our Employee Stock Purchase Plan.

(e)	This amount represents the payment of $1,298 for accrued but unused vacation as well as the payment of $77,747 paid to Mr. Vipond in accordance with terms of the Separation, Non-Compete, Non-Solicitation and Non-Disclosure Agreement and General Agreement (the “Vipond Separation Agreement”) dated August 11, 2008 between the Company and Mr. Vipond. Pursuant to the Vipond Separation Agreement, the Company agreed to pay Mr. Vipond, each year, for a period of two years from August 31, 2008, in accordance with our normal pay periods, 50% of his average annual compensation (which consists of salary and cash compensation pursuant to incentive plans) for the three calendar years preceding the Termination Date (the “Average Annual Compensation”), less applicable withholdings and deductions (the “Additional Payments”). The Average Annual Compensation equals $466,484.

(f)	This amount represents the payment of $8,911 for accrued but unused vacation in connection with Mr. Lyons resignation from the Company on February 28, 2008.

(6)	In order to determine the amount of compensation costs to record in the Company’s consolidated financial statements for the performance shares under FAS 123(R), management must evaluate, on a quarterly basis, the probability that the target performance goals will be achieved, if at all, and the anticipated level of attainment. During the Transition Period, the Company reduced the expected attainment for performance shares granted in the years ended September 30, 2005 (“fiscal 2005”) and September 30, 2006 (“fiscal 2006”) to 0% based upon revised forecasted diluted earnings per share, because the Company did not expect to achieve the predetermined earnings per share minimum threshold level required for the performance shares to be earned. As the performance goals were considered improbable of achievement, the Company reversed compensation costs related to the awards granted in fiscal 2005 and fiscal 2006 during the three months ended December 31, 2007. The Company did not achieve the predetermined earnings per share minimum threshold level as of

September 30, 2008; therefore, the performance shares granted in fiscal 2005 and fiscal 2006 were not earned and were not issued. With respect to the performance shares granted in fiscal 2007, during the last quarter of 2008, we changed the expected attainment to 0% based upon revised forecasted diluted earnings per share, because we do not expect to achieve the predetermined earnings per share minimum threshold level required for the performance shares to be earned. As the performance goals were considered improbable of achievement, we reversed compensation costs related to the awards granted in fiscal 2007 during the three months ended December 31, 2008.

(7)	The amounts reflected related to compensation costs associated with performance share awards previously reported for fiscal 2007; however, as discussed in footnote 6 above, we reversed all of these compensation costs when we changed the expected attainment for these performance share awards to 0%.

(8)	The amounts reflected for Mr. Launder’s compensation have been converted from British pounds sterling (£) to U.S. dollars ($) based on the currency exchange rate as of December 31, 2008 (which was 1.4593) for 2008, based on the currency exchange rate as of December 31, 2007 (which was 1.99631) for the Transition Period and based on the currency exchange rate as of September 30, 2007 (which was 2.04668) for fiscal 2007. Mr. Launder resigned from the Company effective February 28, 2009. In connection with his resignation, Mr. Launder forfeited 89,846 stock options, 13,500 restricted shares and 100% of his performance shares.

(9)	Mr. Launder was not entitled to receive his final payment under the 2008 Executive MIC as he was not an employee on the date of payment; however, in connection with Mr. Launder’s performance the Company paid him a bonus in lieu of his MIC payout.

(10)	On January 29, 2008, the Board appointed Mr. Maki to serve as Treasurer.

(11)	On January 29, 2008, the Board appointed Mr. Morem to serve as Senior Vice President, Global Business Operations. In connection with this appointment, Mr. Morem ceased serving as Chief Administrative Officer.

(12)	Mr. Behrens joined the Company on June 15, 2007. Accordingly, compensation information for fiscal 2007 reflects less than full-year amounts. On October 18, 2007, the Board appointed Mr. Behrens to serve as our Chief Accounting Officer. The Board designated Mr. Behrens as “principal financial officer” for purposes of SEC filings on March 4, 2008 and appointed him to serve as our Chief Financial Officer effective December 18, 2008. The Board appointed Mr. Behrens to serve as Senior Vice President on March 2, 2009.

(13)	This amount includes $4,167 which represents a retroactive payment related to the increase in Mr. Behrens salary made effective December 1, 2007.

(14)	Mr. Behrens received a discretionary bonus in the amount of $5,000 during the Transition Period in recognition of his efforts to get the Company current with its SEC filings after completion of our historic stock option review which we concluded in fiscal 2007.

(15)	On January 29, 2008, the Board appointed Mark Vipond to serve as the Company’s President of Global Product. In connection with this appointment, Mr. Vipond ceased serving in the role of Chief Operating Officer. Mr. Vipond resigned from the Company effective August 31, 2008. In connection with his resignation, Mr. Vipond forfeited 170,680 stock options and 100% of his performance shares.

(16)	Mr. Lyons ceased serving as Chief Accounting Officer in October 2007, when Mr. Behrens was named Chief Accounting Officer. Mr. Lyons resigned from the Company effective February 29, 2008. In connection with his resignation, Mr. Lyons forfeited 123,019 stock options and 100% of his performance shares.

2008 Grants of Plan Based Awards

In 2008, we utilized three plans to provide our Named Executive Officers with opportunities to earn cash or equity incentive compensation: the 2008 Executive MIC, the 2005 Incentive Plan and the 1999 Option Plan. The 2008 Executive MIC provides cash compensation for semi-annual and annual performance by the Company and the individual executives. The 2005 Incentive Plan and the 1999 Option Plan provide equity-based compensation.

The following table sets forth information concerning annual incentive cash awards, grants of stock options and grants of performance shares to our Named Executive Officers during 2008. The Company did not grant any plan-based awards to our Named Executive Officers during the Transition Period.

2008 Grants of Plan-Based Award(1)

						All Other
						Option
					All Other Stock	Awards:
					Awards:	Number of	Exercise or
		Estimated Future Payouts Under			Number of	Securities	Base Price
		Non-Equity Incentive Plan Awards(2)			Shares of	Underlying	of Option	Grant Date
	Grant	Threshold	Target	Maximum	Stock or	Options(4)	Awards	Fair Value(5)
Name	Date	($)	($)	($)	Units (3)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Philip G. Heasley
-2008 MIC Plan	N/A	4,000	500,000	1,000,000	—	—	—	—
-2005 Incentive Plan	9/16/2008	—	—	—	—	50,000	$19.76	559,820
-2005 Incentive Plan	2/7/2008	—	—	—	—	60,000	$14.99	503,166
Richard N. Launder(6) -2008 MIC Plan	N/A	1,753	219,048	438,096	—	—	—	—
-2005 Incentive Plan	2/1/2008	—	—	—	18,000	—	—	291,060
Craig A. Maki
-2008 MIC Plan	N/A	600	150,000	300,000	—	—	—	—
-2005 Incentive Plan	9/16/2008	—	—	—	—	36,700	$19.76	410,908
-2005 Incentive Plan	2/1/2008	—	—	—	—	61,000	$16.17	550,257
David N. Morem -2008 MIC Plan	N/A	576	144,000	288,000	—	—	—	—
-2005 Incentive Plan	9/16/2008	—	—	—	18,350	—	—	362,596
-2005 Incentive Plan	2/1/2008	—	—	—	30,500	—	—	493,185
Scott W. Behrens
-2008 MIC Plan	N/A	1,104	138,000	276,000	—	—	—	—
-2005 Incentive Plan	9/16/2008	—	—	—	12,000	—	—	237,120
-2005 Incentive Plan	2/1/2008	—	—	—	6,500	—	—	105,105
Mark R. Vipond(7) -2008 MIC Plan	N/A	2,000	250,000	500,000	—	—	—	—
Henry C. Lyons(8)
-2005 Incentive Plan	2/1/2008	—	—	—	—	36,000	$16.17	324,742

(1)	Columns (f), (g) and (h) to this table entitled “Estimated Future Payments Under Equity Incentive Plan Awards” has been omitted because no other equity incentive plan awards are reportable thereunder.

(2)	The amounts shown as estimated payouts under non-equity incentive plans include estimated payouts under the 2008 Executive MIC. The actual payouts to each Named Executive Officer under the 2008 Executive MIC are set forth in footnote 4 to the “Summary Compensation Table” above. The amounts shown in column (c) reflect the minimum payment level under the 2008 Executive MIC assuming that only the lowest weighted metric achieves threshold performance and the minimum payment level under the 2008 Executive MIC assuming that only the lowest weighted metric achieves threshold performance and that the executive does not achieve any IBOs. The amounts shown in column (d) reflect the target payment levels of 100% under the 2008 Executive MIC assuming that each performance metric achieves target performance. The amounts shown in column (e) reflect the maximum payment levels under the 2008 Executive MIC assuming each performance metric achieves maximum performance which payment represents 200% of the targeted amount shown in column (d).

(3)	The awards shown in column (i) reflect restricted stock awards granted to our Named Executive Officers during 2008. All restricted stock awards were granted pursuant to the terms of the 2005 Incentive Plan. All restricted stock awards granted to our Named Executive Officers in 2008 vest and all transfer restrictions lapse 25% per year beginning with the first anniversary of the date of grant.

(4)	All stock options granted to our Named Executive Officers during 2008 were granted pursuant to the terms of the 2005 Incentive Plan. All stock options granted to our Named Executive Officers in 2008 vest 25% per year beginning with the first anniversary of the date of grant.

(5)	The grant date fair value of each equity award was computed in accordance with FAS 123R.

(6)	In connection with his resignation from the Company effective February 28, 2009, Mr. Launder forfeited 89,846 stock options, 13,500 restricted shares and 100% of his performance shares.

(7)	In connection with his resignation from the Company effective August 31, 2008, Mr. Vipond forfeited 170,680 stock options and 100% of his performance shares.

(8)	In connection with his resignation from the Company effective February 29, 2008, Mr. Lyons forfeited 123,019 stock options and 100% of his performance shares.

Outstanding Equity Awards at 2008 Fiscal Year End
	Option Awards(1)					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan Awards:	Plan Awards:
								Number of	Market or
		Number of	Number of				Market	Unearned	Payout Value
		Securities	Securities			Number	Value	Shares, Units	of Unearned
		Underlying	Underlying			of Shares	of Shares	or Other	Shares, Units
		Unexercised	Unexercised	Option		or Units	or Units	Rights	or Other Rights
		Options	Options	Exercise	Option	of Stock	of Stock	That Have	That Have
	Option	(#)	(#)	Price	Expiration	That Have	That Have	Not Vested(4)	Not Vested(5)
Name	Grant Date	Exercisable	Unexercisable(2)	($)	Date	Not Vested	Not Vested(3)	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Philip G. Heasley	9/16/2008	—	50,000	$19.76	9/16/2018	—	—	—	—
	2/7/2008	—	60,000	$14.99	2/7/2018	—	—	—	—
	7/24/2007	25,000	75,000	$32.61	7/24/2017	—	—	—	—
	6/5/2007	—	—	—	—	—	—	9,380	149,142
	3/9/2005	450,000	150,000	$22.65	3/9/2015	—	—	—	—
	3/9/2005	—	400,000 (6)	$22.65	3/9/2015	—	—	—	—

Richard Launder(7)	2/1/2008	—	—	—	—	18,000	286,200	—	—
	6/5/2007	25,000	75,000	$34.30	6/5/2017	—	—	4,690	74,571
	6/5/2007	3,698	11,096	$34.30	6/5/2017	—	—	—	—
	9/14/2005	11,250	3,750	$27.94	9/14/2015	—	—	—	—
	10/17/2003	2,092	—	$18.00	10/17/2013	—	—	—	—
	10/17/2003	3,219	—	$18.00	10/17/2013	—	—	—	—
	10/17/2003	9,689	—	$18.00	10/17/2013	—	—	—	—
	7/10/2000	20,000 (8)	—	$17.00	7/10/2010	—	—	—	—

Craig A. Maki	9/16/2008	—	36,700	$19.76	9/16/2018	—	—	—	—
	2/1/2008	—	61,000	$16.17	2/1/2018	—	—	—	—
	6/5/2007	3,004	9,015	$34.97	6/5/2017	—	—	4,098	65,158
	8/9/2006	50,000	50,000	$34.74	8/9/2016	—	—	—	—

David N. Morem	9/16/2008	—	—	—	—			—	—
	2/1/2008	—	—	—	—	18,350	291,765	—	—
	6/5/2007	3,004	9,015	$34.97	6/5/2017	30,500	484,950	4,098	65,158
	9/14/2005	11,250	3,750	$28.27	9/14/2015	—	—	—	—
	8/9/2005	45,000	15,000	$25.38	8/9/2015	—	—	—	—
	8/9/2005	—	40,000 (9)	$25.38	8/9/2015	—	—	—	—

Scott Behrens	9/16/2008	—	—	—	—	12,000	190,800	—	—
	2/1/2008	—	—	—	—	6,500	103,350	—	—
	6/27/2007	3,750	11,250	$33.46	6/27/2017	—	—	5,222	83,030

Mark R. Vipond(10)	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Henry C. Lyons(11)	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)	Column (d) to this table under “Option Awards” entitled “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted because no shares are reportable thereunder.

(2)	Unless otherwise noted all stock options vest 25% per year beginning with the first anniversary of the date of grant.

(3)	In accordance with SEC rules, the market value of stock reported in column (h) of this table is based on the closing market price of our common stock on December 31, 2008 which was $15.90.

(4)	This column reflects the target payout of the underlying shares of our common stock related to performance shares granted pursuant to the 2005 Incentive Plan. Performance shares granted on June 5, 2007 have a performance period from April 1, 2007 through December 31, 2009. The estimated payout is based on achievement of threshold performance for each metric. Although the performance period for these performance shares is not yet complete, during the three months ended December 31, 2008, the Company changed the expected attainment level for these performance shares to 0% based upon revised forecasted diluted earnings per share, because the Company does not expect to achieve the predetermined earnings per share minimum threshold level required for the these performance shares to be earned. As the performance goals were considered improbable of achievement, the Company reversed compensation costs related to the awards granted in fiscal 2007 during the three months ended December 31, 2008.

(5)	The market value of the performance shares that have not vested is calculated by multiplying the number of performance shares set forth in column (i) by the closing price of our common stock at December 31, 2008 which was $15.90. As discussed in footnote 4 above, we reversed all compensation expenses related to these outstanding performance shares when we changed the expected attainment level for these shares to 0%.

(6)	These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and March 9, 2015, of a market price per share for our common stock of at least $50 per share for 60 consecutive trading days.

(7)	Mr. Launder resigned from the Company effective February 28, 2009 and in connection with his resignation, he forfeited 89,846 stock options, 13,500 restricted shares and 100% of his performance shares.

(8)	These stock options vest in equal installments over a three-year period beginning with the first anniversary of the date of grant.

(9)	These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and August 9, 2015, of a market price per share of our common stock of at least $50 per share for 60 consecutive trading days.

(10)	Mr. Vipond resigned from the Company effective August 31, 2008 and in connection with his resignation, he forfeited 170,680 stock options and 100% of his performance shares.

(11)	Mr. Lyons resigned from the Company effective February 29, 2008 and in connection with his resignation, he forfeited 123,019 stock options and 100% of his performance shares.

Option Exercises and Stock Vested

The following sets forth option exercises and stock vested for each of our Named Executive Officers for the Transition Period and the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares
	Acquired	Value Realized on	Number of Shares	Value Realized on
	on Exercise	Exercise(1)	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Philip G. Heasley	—	—	—	—

Richard N. Launder	10,000	177,366	—	—

Craig A. Maki	—	—	—	—

David N. Morem

Scott W. Behrens	—	—	—	—

Mark Vipond	4,638	88,247	—	—
	21,477	408,642
	7,135	135,757
	20,000	340,567
	30,959	527,180
	5,755	97,998

Henry C. Lyons	—	—	—	—

(1)	In accordance with SEC rules, amounts in column (c) reflect the difference between the exercise price and the market price at the time the stock options were exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Except for the employment agreement with Mr. Heasley and the services agreement with Mr. Launder, both described above, and the Change-In-Control Employment Agreements described below that we have entered into with all but one of our executive officers, none of our Named Executive Officers have employment or severance agreements with the Company and their employment may be terminated at any time.

Change-In-Control Employment Agreements

Effective December 31, 2008, we entered into a Change-In-Control Employment Agreement (the “CIC Agreement”) with each of our Named Executive Officers, excluding Messrs. Lyons, Vipond and Behrens, and three other executive officers (each an “Executive”). The CIC Agreement replaces and supersedes the form of the change-in-control employment agreement formerly in place with each of the Executives. A copy of the form of CIC Agreement for all Executives was attached as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 7, 2009.

Under the CIC Agreement, we are required to employ the Executive for a two-year period following a change-in-control (the “Employment Period”). During the Employment Period, we must (1) pay the Executive a base salary equal to the highest annual rate of base salary paid or payable to the Executive during the 12-month period prior to the change-in-control, (2) award the Executive for each fiscal period during the Employment Period total annual and quarterly bonus opportunities in amounts greater than or equal to the Executive’s target annual and quarterly bonus opportunities for the year in which the change-in-control occurs, and (3) allow the Executive opportunities to participate in the Company’s incentive, savings and retirement plans to an extent no less favorable than opportunities provided for by the Company in the 120-day period prior to the beginning of the Employment Period.

The CIC Agreement also sets forth our obligations in the event the Executive’s employment terminates during the Employment Period. The following is a summary of such obligations.

Termination of Employment Other Than for Cause or by Executive for Good Reason.  If we terminate the Executive’s employment other than for cause or the Executive’s death or disability, or the Executive terminates his employment for good reason, the Executive will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (1) the lump sum payment of (a) the Executive’s unpaid current year annual base salary through the date of termination, the current year target annual bonus pro rated through the date of termination, and any accrued and unpaid vacation pay (collectively, the “Accrued Obligations”), and (b) two or, in the case of Mr. Heasley only, three times, the sum of the Executive’s annual base salary and target annual bonus; (2) continued participation at the Company’s cost in the welfare benefits plans in which the Executive would have been entitled to participate, for two or, in the case of Mr. Heasley only, three years, from the date of termination or until the Executive receives equivalent benefits from a subsequent employer, in which case, welfare benefits plans provided by the Company will be secondary to the subsequent employer’s plans during the applicable period of eligibility; (3) outplacement services not to exceed $50,000; and (4) any unpaid amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company or the affiliated companies at or subsequent to the date of termination (the “Other Benefits”).

Death.  If the Executive’s employment is terminated by reason of the Executive’s death, we must provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

Disability.  If the Executive’s employment is terminated by reason of the Executive’s disability, we must provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement.

Termination of Employment for Cause or by Executive other than for Good Reason.  If the Executive’s employment is terminated for cause, we must provide the Executive with the Executive’s annual base salary through the date of termination, and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement. If the Executive voluntarily terminates employment, excluding a termination for good reason, we must provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

Tax-Gross-Up.  If any payment under the CIC Agreement would be subject to excise tax, the Executive will be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments. There is, however, a provision of the CIC Agreements under which a portion of the Executive’s payments under the CIC Agreement will be forfeited if the excise tax can be eliminated (provided the forfeiture cannot exceed 10% of the amount due to the Executive).

Non-solicitation and Non-competition Provisions.  During the Employment Period and for a period of one year following termination of employment, each Executive agrees not to (a) enter into or engage in any business that competes with the Company’s business within a specified restricted territory; (b) solicit customers with whom the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the date of termination or at any time during the one (1) year prior to such date of termination, whether within or outside of the restricted territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s business within the restricted territory; (c) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the restricted territory, or attempt to do so; (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s business within the restricted territory; or (e) solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation or other association with the Company and/or its affiliated companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its affiliated companies.

Release.  As a condition to receiving any of the severance benefits under the CIC Agreements, the Named Executive Officers are required to release the Company and its employees from all claims that the Named Executive Officer may have against them.

Post-Termination Benefits Under Incentive Plans

2008 Executive MIC

Under the 2008 Executive MIC, in order to be entitled to a payment under the plan, the executive, including our Named Executive Officers, must be employed by the Company on the date of payment. If employment with the Company is terminated for any reason prior to the payment date, the employee will not be eligible for a bonus under the 2008 Executive MIC and forfeits all rights to such payment except to the extent otherwise provided by the Company.

2005 Incentive Plan

Stock Options.  The award agreements for stock options granted under the 2005 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have 90 days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. Award agreements to executive officers, including our Named Executive Officers, also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company. In 2008, we amended our form of award agreements for all optionees, including Named Executive Officers, to provide that if the Company is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of the optionee, or it is determined that the optionee has otherwise engaged in misconduct (whether or not such misconduct is discovered prior to the termination of the optionee’s employment), the Company has the right to cause the forfeiture or cancellation of any unvested and/or vested portion of the option and the right to recoup any proceeds from the exercise or vesting of the option and/or the sale of shares or our common stock issued pursuant to the exercise of the option, along with any other action the Company determines is necessary or appropriate and in the best interest of the Company and its stockholders. A copy of the form of Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 filed with the SEC on November 7, 2008.

LTIP Performance Shares.  The award agreements for LTIP Performance Shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with the Company prior to payment of the performance shares, all unpaid performance shares are forfeited. In the event of death, disability or termination of employment without cause, the award agreements generally provide that the Company must pay the employee a pro-rata portion of the performance shares he would have been entitled to based on the performance of the Company during the full fiscal quarters completed during the applicable Performance Period until the date of termination. Generally the award agreements for performance shares also provide that in the event of a change-in-control of the Company, the Company will pay the employee a pro-rata portion of the performance shares he would have been entitled to based on the performance of the Company during the full fiscal quarters completed during the applicable Performance Period until the date of the change-in-control. A copy of the form of LTIP Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC on September 25, 2007.

Restricted Shares.  The award agreements for restricted shares granted under the 2005 Incentive Plan generally provide that if any employee, including a Named Executive Officer, voluntarily terminates employment with the Company, he forfeits all unvested restricted shares. However, the award agreements also generally provide that if the employee’s employment terminates due to death or disability, all shares of restricted stock will immediately vest upon the employee’s death or disability. Award agreements to executive officers, including our Named Executive Officers, also generally provide that all shares of restricted stock will immediately vest upon the occurrence of a change-in-control of the Company. In 2008, we amended our form of restricted share award agreements for all employees, including Named Executive Officers, granted restricted share awards to provide that if the Company is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of the employee, or it is determined that the employee has otherwise engaged in misconduct (whether or not such misconduct is discovered prior to the termination of the employee’s employment), the Company has the right to cause the forfeiture of any unvested restricted shares, the transfer of ownership back to the Company of any vested shares not subject to transfer restrictions and the right to recoup any proceeds from the vesting of the restricted shares or the sale of any unrestricted shares issued pursuant to the agreement, along with any other action the Company determines is necessary or appropriate and in the best interest of the Company and its stockholders. A copy of the form of Restricted Share Award Agreement used to grant restricted shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 filed with the SEC on November 7, 2008.

Other Stock Option Plans

The Company has three other stock option plans pursuant to which our Named Executive Officers held outstanding stock options at the end of 2008: (a) the 1994 Stock Option Plan, as amended (the “1994 Option Plan”), (b) the 1996 Stock Option Plan, as amended (the “1996 Option Plan”), and (c) the 1999 Stock Option Plan. The 1994 Option Plan and 1996 Option Plan were terminated in connection with the adoption of the 2005 Incentive Plan in March 2005. The 1999 Option Plan expired on February 23, 2009. Termination or expiration of these plans does not affect the outstanding awards issued under the plans.

The award agreements for stock options granted under these option plans generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have one month (30 days under the 1994 Option Plan) from the date of termination to exercise any vested stock options. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. The award agreements granting stock options to executive officers, including our Named Executive Officers, under each of these plans also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company.

In addition to the provisions described above, the 1994 Option Plan also provides that if the optionee retires with the consent of the Company in accordance with the normal retirement policies of the Company, then all stock options immediate vest and the optionee will have three months following his retirement to exercise the stock options.

Potential Post-Termination Benefits Table

The table below quantifies certain compensation that would have become payable to our Named Executive Officers in the event such executive officer’s employment had terminated on December 31, 2008 under various circumstances. The estimates set forth in the table below are based on our Named Executive Officers’ compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on that date which was $15.90. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our Named Executive Officers may be different. Factors that could affect these amounts include the timing of any such event, our stock price and the executive’s age.

	Voluntary		Involuntary
								Involuntary or for
	For	Other than	For	Without				Good Reason after
	Good Reason	Good Reason	Cause	Cause	Death	Disability	Retirement	Change-in-Control
Compensation Program	($)	($)	($)	($)	($)	($)	($)	($)
Cash Severance:
Heasley	1,875,994	0	0	1,875,994	0	0	0	3,150,000
Launder(1)	111,482	0	0	111,482	0	111,482	0	884,022
Maki	0	0	0	0	0	0	0	800,016
Morem	0	0	0	0	0	0	0	768,018
Behrens	0	0	0	0	0	0	0	0

Bonus Payment:
Heasley	0	0	0		0	0	0	500,000
Launder	0	0	0	0	0	0	0	219,048
Maki	0	0	0	0	0	0	0	150,000
Morem	0	0	0	0	0	0	0	144,000
Behrens	0	0	0	0	0	0	0	0

Stock Options:
Heasley	0	0	0	0	54,600	54,600	0	54,600
Launder	0	0	0	0	0	0	0	0
Maki	0	0	0	0	0	0	0	0
Morem	0	0	0	0	0	0	0	0
Behrens	0	0	0	0	0	0	0	0

	Voluntary		Involuntary
								Involuntary or for
	For	Other than	For	Without				Good Reason after
	Good Reason	Good Reason	Cause	Cause	Death	Disability	Retirement	Change-in-Control
Compensation Program	($)	($)	($)	($)	($)	($)	($)	($)
Restricted Shares:
Heasley	0	0	0	0	0	0	0	0
Launder	0	0	0	0	286,200	286,200	0	286,200
Maki	0	0	0	0	0	0	0	0
Morem	0	0	0	0	776,715	776,715	0	776,715
Behrens	0	0	0	0	0	0	0	0

Performance Shares(2):
Heasley	0	0	0	0	0	0	0	0
Launder	0	0	0	0	0	0	0	0
Maki	0	0	0	0	0	0	0	0
Morem	0	0	0	0	0	0	0	0
Behrens	0	0	0	0	0	0	0	0

Health & Welfare Benefit Continuation:
Heasley	22,000	0	0	22,000	0	0	0	33,000
Launder(1)	0	0	0	0	0	2,000	0	10,000
Maki	0	0	0	0	0	0	0	33,000
Morem	0	0	0	0	0	0	0	33,000
Behrens	0	0	0	0	0	0	0	0

Outplacement Services:
Heasley	0	0	0	0	0	0	0	50,000
Launder	0	0	0	0	0	0	0	50,000
Maki	0	0	0	0	0	0	0	50,000
Morem	0	0	0	0	0	0	0	50,000
Behrens	0	0	0	0	0	0	0	0

Excise Tax Gross-Up/ (Forfeiture) Related to a CIC:
Heasley	0	0	0	0	0	0	0	1,679,372
Launder	0	0	0	0	0	0	0	0
Maki	0	0	0	0	0	0	0	0
Morem	0	0	0	0	0	0	0	839,660
Behrens	0	0	0	0	0	0	0	0

Totals:
Heasley	1,897,994	0	0	1,897,994	54,600	54,600	0	5,466,972
Launder	111,482	0	0	111,482	286,200	399,682	0	1,449,270
Maki	0	0	0	0	0	0	0	1,033,016
Morem	0	0	0	0	776,715	776,715	0	2,611,393
Behrens	0	0	0	0	0	0	0	0

(1)	The amounts reflected for Mr. Launder’s post-termination compensation have been converted from British pounds sterling (£) to U.S. dollars ($) based on the currency exchange rate as of December 31, 2008 which was 1.4593. Mr. Launder resigned from the Company effective February 28, 2009.

(2)	Based on the financial performance of the Company as of December 31, 2008, the Company did not meet the threshold performance requirements necessary for the payout of any performance shares to our Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to its charter, the Audit Committee is authorized to review and approve all transactions with any related person. Related persons include our directors or executive officers and their respective immediate family members and 5% beneficial owners of our common stock.

In addition, our Code of Business Conduct and Ethics establishes a policy on potential conflicts of interest. Under the Code of Business Conduct and Ethics our directors and employees, including our executive officers, must promptly report any transaction, relationship or circumstance that creates or may create a conflict of interest. Any conflict of interest for our non-director and non-executive officer employees is prohibited unless a waiver is obtained from our General Counsel. Conflicts of interest involving our directors and executive officers are prohibited unless waived by our Board or a committee of our Board. Any waiver of a conflict of interest involving one of our directors or executive officers will be promptly disclosed in accordance with applicable law and NASDAQ listing requirements. Pursuant to its charter, the Corporate Governance Committee is responsible for reviewing and considering possible conflicts of interest which involve members of our Board or management.

We also have a Code of Ethics for the CEO and Senior Financial Officers which requires that our CEO, CFO, Chief Accounting Officer, Controller and persons performing similar functions avoid actual and apparent conflicts of interest in personal and professional relationships and that they disclosure to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict.

We did not enter into any related party transactions during the Transition Period or 2008 and there are not any currently proposed related party transactions.

PERFORMANCE GRAPH

In accordance with applicable SEC rules, the following table shows a line-graph presentation comparing cumulative stockholder return on an indexed basis with a broad equity market index and either a nationally-recognized industry standard or an index of peer companies selected by us. We selected the S&P 500 Index and the NASDAQ Electronic Components Index for comparison.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2008

The graph above assumes that a $100 investment was made in our common stock and each index on December 31, 2003, and that all dividends were reinvested. Also included are the respective investment returns based upon the stock and index values as of the end of each year during such five-year period. The information was provided by Zacks Investment Research, Inc. of Chicago, Illinois.

ANNUAL REPORT

Stockholders may obtain a copy of our Annual Report and a list of the exhibits thereto without charge by written request delivered to the Company, Attn: Investor Relations, 120 Broadway, Suite 3350, New York, New York 10271. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website at www.aciworldwide.com as soon as reasonably practicable after we file such information electronically with the SEC.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders must be received at the office of the Company’s Secretary, 120 Broadway, Suite 3350, New York, New York, 10271, no later than December 22, 2009, to be considered for inclusion in the proxy statement and form of proxy for that meeting. The Corporate Governance Committee will review proposals submitted by stockholders for inclusion at our next annual meeting of stockholders and will make recommendations to our Board on an appropriate response to such proposals.

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a stockholder proposal to be brought before its next annual meeting of stockholders in accordance with the requirements of its Bylaws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement. On December 12, 2008, our Board amended our Bylaws to make certain modifications to the advance notice requirements for stockholder proposals. Our Bylaws, as amended, provide that written notice of a stockholder proposal must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders. Previously, our Bylaws set forth an advance notice window of not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders.

As to each matter the stockholder proposes to bring before the 2010 Annual Meeting of Stockholders, the stockholder’s notice must set forth: (i) a brief description of the business desired to be brought before the 2010 Annual Meeting of Stockholders and the reasons for conducting such business at such annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Our Bylaws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

OTHER MATTERS

Our Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

By Order of the Board of Directors,

Dennis P. Byrnes
Secretary

ANNUAL MEETING OF STOCKHOLDERS OF ACI WORLDWIDE, INC. Annual Meeting of the Stockholders of ACI Worldwide, Inc. to be held Wednesday, June 10, 2009 For Stockholders of Record as of April 13, 2009 Time: Wednesday, June 10, 2009 at 8:30 a.m. (EDT) Place: 120 Broadway, Suite 3350, New York, New York 10271 See Voting Instruction on Reverse Side. Please separate carefully at the perforation and return just this portion in the envelope provided. TELEPHONE INTERNET Please make your marks like this: Use dark black pencil or pen only 866-390-5392 Go To www.proxypush.com/aciw • Cast your vote online. • View Meeting Documents. The Board of Directors Recommends a Vote FOR all nomineesfor Director. • Use any touch-tone telephone. • Have your Voting Instruction Form ready. • Follow the simple recorded instructions. OR 1: Election of Directors For Withhold MAIL 01 Alfred R. Berkeley, III 02 John D. Curtis 03 Philip G. Heasley 04 James C. McGroddy 05 Harlan F. Seymour 06 John M. Shay, Jr. 07 John E. Stokely 08 Jan H. Suwinski • Mark, sign and date your Voting Instruction Form. · Detach your Voting Instruction Form. • Return your Voting Instruction Form in the postage-paid envelope provided. OR All votes must be received by 5:00 p.m., Eastern Time June 8, 2009. 2: Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. PROXY TABULATOR FOR ACI Worldwide, Inc. PO BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # OFFICE # Please mark this box if you plan to attend the meeting in person. Authorized Signatures — This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above

Proxy — ACI Worldwide, Inc. Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 10, 2009. The undersigned appoints Dennis P. Byrnes, Victoria H. Finley and Tamar Gerber (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of ACI Worldwide, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271, on Wednesday, June 10, 2009 at 8:30 a.m. (EDT). The purpose of the Annual Meeting is to take action on the following: 1. Elect eight directors to our Board of Directors to hold office until the 2010 Annual Meeting of Stockholders; and 2. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. The eight directors up for re-election are: Alfred R. Berkeley, III, John D. Curtis, Philip G. Heasley, James C. McGroddy, Harlan F. Seymour, John M. Shay, Jr., John E. Stokely, and Jan H. Suwinski. The Board of Directors of the Company recommends a vote “FOR” all nominees for director. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournments or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. Please separate carefully at the perforation and return just this portion in the envelope provided.